$100,000,000


                                CREDIT AGREEMENT

                           Dated as of April 24, 1995

                                      Among

                             GIDDINGS & LEWIS, INC.
                                  AS BORROWER,

                                       and

                       THE INSTITUTIONS FROM TIME TO TIME
                             PARTY HERETO AS LENDERS

                                       and

                                 CITIBANK, N.A.
                                    AS AGENT

                                    Schedules

   Schedule I               --  List of Notice Addresses and
                                 Applicable Lending Offices

   Schedule 5.02(e)(i)      --  Permitted Existing Investments


                                    Exhibits

   Exhibit A -              Form of Assignment and Acceptance

   Exhibit B -              Form of Promissory Note

   Exhibit C -              Form of Notice of Borrowing

   Exhibit D -              Form of Notice of Conversion/Continuation

   Exhibit E -              Form of Notice of Reduction of Commitments

   Exhibit F -              Pro Forma

   Exhibit G -              List of Closing Documents

   Exhibit H -              Form of Officer's Certificate to
                            Accompany Reports

                                CREDIT AGREEMENT

                           Dated as of April 24, 1995

             Giddings & Lewis, Inc., a Wisconsin corporation (the "Borrower"), the institutions from time to time party hereto as Lenders, the institutions from time to time party hereto as Issuing Banks, and Citibank, N.A., a national banking association ("Citibank"), as agent for the Lenders and Issuing Banks hereunder (the "Agent"), agree as follows:


                                    ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

             SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

             "Advance" means an advance by a Lender to the Borrower pursuant to Section 2.01 and refers to a Base Rate Advance or a Eurodollar Rate Advance (each of which shall be a "Type" of Advance).

             "Affected Lender" has the meaning specified in Section 8.04(c).

             "Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person.

             "Agreement" means this Credit Agreement dated as of April 24, 1995, by and among the Borrower, the Lenders, the Issuing Banks, and the Agent, as the same may be amended, supplemented, restated or modified from time to time.

             "Applicable Eurocurrency Rate Margin" means, as of any date, in respect of the then applicable Performance Level, a per annum rate as set forth below:

                       Applicable Eurocurrency Rate Margin
                                (per annum rate)

                                                Applicable
             Performance Level             Eurocurrency Rate Margin

             Performance Level I                0.2600%

             Performance Level II               0.3300%

             Performance Level III              0.3200%

        provided that if (a) "Commitments" (as defined in the 1992 Credit Agreement) are then in effect, in respect of any calendar month, the sum of (i) the average aggregate principal amount of "Advances" (as defined in the 1992 Credit Agreement) outstanding during such calendar month, (ii) the average aggregate principal amount of "B Advances" (as defined in the 1992 Credit Agreement) outstanding during such calendar month, and (iii) the average aggregate face amount of all outstanding "Letters of Credit" (as defined in the 1992 Credit Agreement) during such calendar month, shall exceed an amount equal to fifty percent (50%) of the average aggregate "Commitments" (as defined in the 1992 Credit Agreement) during such calendar month or (b) "Commitments" (as defined in the 1992 Credit Agreement) are no longer in effect, in respect of any calendar month, the sum of (i) the average aggregate principal amount of Advances outstanding during such calendar month and (ii) the average aggregate face amount of all outstanding Letters of Credit during such calendar month, shall exceed an amount equal to fifty percent (50%) of the average aggregate Commitments during such calendar month, then the Applicable Eurocurrency Rate Margin during the month immediately succeeding such calendar month shall be the per annum rate as set forth below opposite the Performance Level which is applicable during such immediately succeeding calendar month:

                       Applicable Eurocurrency Rate Margin
                                (per annum rate)
                            During the Calendar Month
                    Immediately Succeeding the Calendar Month
                              of Excess Utilization

                                                Applicable
             Performance Level             Eurocurrency Rate Margin

             Performance Level I                0.3100%

             Performance Level II               0.3800%

             Performance Level III              0.3700%


             "Applicable Lending Office" means, with respect to each Lender,
        (i) such Lender's Domestic Lending Office in the case of a Base Rate Advance and (ii) such Lender's Eurocurrency Lending Office(s) designated on Schedule I or in an Assignment and Acceptance or other written notice to the Agent in the case of a Eurodollar Rate Advance.

             "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit A hereto.

             "Base Rate" means, for any period, a fluctuating interest rate per annum (computed on the basis of a year of 360 days for the actual number of days elapsed) as shall be in effect from time to time which rate per annum shall at all times be equal to the highest of:

                  (a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank's base rate; or

                  (b) the sum (adjusted to the nearest 1/4 of one percent or, if there is no nearest 1/4 of one percent, to the next higher 1/4 of one percent) of (i) 1/2 of one percent per annum, plus (ii) the rate obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average (adjusted to the basis of a year of 365 or 366 days, as the case may be) being determined weekly on each Monday (or, if any such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing, by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for Citibank with respect to liabilities consisting of or including (among other liabilities) three-month U.S. dollar nonpersonal time deposits in the United States, plus
             (iii) the average during such three-week period of the annual assessment rates estimated by Citibank for determining the then current annual assessment payable by Citibank to the Federal Deposit Insurance Corporation (or any successor) for insuring U.S. dollar deposits of Citibank in the United States; or

                  (c) the sum of (i) 1/2 of one percent per annum, plus (ii) the Federal Funds Rate in effect from time to time during such period.

             "Base Rate Advance" means an Advance which bears interest as provided in Section 2.08(a).

             "Benefit Plan" means a defined benefit plan as defined in
        Section 3(35) of ERISA (other than a Multiemployer Plan) in respect of which the Borrower or any ERISA Affiliate is, or within the immediately preceding six (6) years was, an "employer" as defined in
        Section 3(5) of ERISA.

             "Borrower Common Stock" means the common stock, par value $0.10 per share, of the Borrower.

             "Borrowing" means a borrowing consisting of Advances of the same Type made on the same day by the Lenders; provided, however, that a Continuation or Conversion made pursuant to Section 2.11 shall not constitute a Borrowing.

             "Business Day" means a day, in the applicable local time, which is not a Saturday or Sunday or a legal holiday and on which banks are not required or authorized to close (i) in New York, New York or Chicago, Illinois and (ii) if the applicable Business Day relates to any Letter of Credit transactions for a particular Issuing Bank, in the place where its office for issuance or administration of the pertinent Letter of Credit is located.

             "Capital Expenditures" means, for any period, the aggregate of all expenditures (whether payable in cash or other property or accrued as a liability (but without duplication)) during such period that, in conformity with generally accepted accounting principles, are required to be included in or reflected by the Borrower's or any of its Subsidiaries' fixed asset accounts as reflected in any of their respective balance sheets; provided, however, (i) Capital Expenditures shall include, whether or not such a designation would be in conformity with generally accepted accounting principles, (A) that portion of Capital Leases which is capitalized on the consolidated balance sheet of the Borrower and its Subsidiaries and
        (B) expenditures for equipment which is purchased or manufactured by the Borrower or such Subsidiary within six (6) months after the sale or other disposition of existing equipment and which is used to perform functions similar to those performed by such existing equipment in the business of the Borrower or one of its Subsidiaries, to the extent the gross purchase price or the gross costs of manufacturing, as applicable, of the new equipment exceeds the book value of the equipment disposed of; and (ii) Capital Expenditures shall exclude, whether or not such a designation would be in conformity with generally accepted accounting principles, expenditures made in connection with the replacement or restoration of property, to the extent reimbursed or financed from insurance or condemnation proceeds.

             "Capital Lease", as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with generally accepted accounting principles, is accounted for as a capital lease on the balance sheet of that Person.

             "Capital Stock", as applied to any Person, means any capital stock of such Person, regardless of class or designation, and all warrants, options, purchase rights, conversion and exchange rights, voting rights, calls and claims of any character with respect thereto.

             "Cash Equivalents" means (i) marketable direct obligations issued or unconditionally guaranteed by the United States government and backed by the full faith and credit of the United States government; and (ii) domestic and Eurodollar certificates of deposit and time deposits, bankers' acceptances and floating rate certificates of deposit issued by any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies (fully protected against currency fluctuations), which, at the time of acquisition, are rated "A-1" or better by Standard & Poor's Corporation or "P-1" or better by Moody's Investors Services, Inc.; provided, that (x) the maturities of such Cash Equivalents shall not exceed one year and (y) such Cash Equivalents shall be maintained in investment and other accounts at Citibank.

             "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section Section 9601 et seq., any amendments thereto, any successor statutes, and any regulations or guidance promulgated thereunder.

             "Citibank" means Citibank, N.A., a national banking association.

             "Closing Date" means April 24, 1995.

             "Commercial Letter of Credit" means any documentary letter of credit issued by an Issuing Bank pursuant to Section 2.04 for the account of the Borrower, or for the account of any of the Borrower's Subsidiaries if the Borrower is jointly and severally liable for reimbursement of draws under such letter of credit, which is drawable upon presentation of documents evidencing the sale or shipment of goods purchased by the Borrower or such Subsidiary in the ordinary course of its business.

             "Commitment" means, with respect to any Lender, the obligation of such Lender to make Advances to the Borrower and to participate in Letters of Credit pursuant to the terms and conditions of this Agreement, and which shall not exceed the principal U.S. dollar amount set forth opposite such Lender's name under the heading "Commitment" on the signature pages hereof or the signature page of the Assignment and Acceptance by which it became a Lender, as modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable Assignment and Acceptance; and "Commitments" means the aggregate principal U.S. dollar amount of the Commitments of all Lenders as in effect from time to time.

             "Compliance Certificate" has the meaning specified in Section 5.01(e)(v).

             "Contaminant" means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, asbestos, polychorlinated biphenyls (PCBs), or any constituent of any such substance or waste, and includes, but is not limited to, these terms as defined in federal, state or local laws or regulations.

             "Continue", "Continuation" and "Continued" each refers to a continuation of Advances of one Type as Advances of that Type pursuant to Section 2.11.

             "Convert", "Conversion" and "Converted" each refers to a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.10 or 2.11.

             "Corporate Documents" means, with respect to any corporation,
        (i) the articles/certificate of incorporation (or the equivalent organizational documents) of such corporation, (ii) the by-laws (or the equivalent governing documents) of such corporation, and (iii) any document setting forth the designation, amount and/or relative rights, limitations and preferences of any class or series of such corporation's Capital Stock.

             "Cure Loans" has the meaning specified in Section
        2.15(b)(iv)(C).

             "Debt", as applied to any Person, means, at any time, (a) all indebtedness, obligations or other liabilities of such Person (i) for borrowed money or evidenced by bonds, debentures, notes, acceptances or other similar instruments, and any accrued interest, fees and charges related thereto, (ii) to pay the deferred purchase price of property or services and (iii) in respect of Capital Leases; (b) all preferred stock subject (upon the occurrence of any contingency or otherwise) to mandatory redemption; (c) all obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) and (b) above (in each instance, without duplication); and (d) liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA. "Debt" shall not include the face amount of letters of credit (including, without limitation, Letters of Credit) issued for the account of the Borrower or any of its Subsidiaries.

             "Domestic Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" opposite its name on Schedule I attached hereto and hereby made a part hereof or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

             "Eligible Assignee" means (i) any Lender (or any Affiliate of such Lender); (ii) a commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $2,500,000,000; (iii) the central bank of any country which is a member of the OECD; and (iv) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership or other entity) which is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business, and having total assets in excess of $300,000,000; provided, however, none of the Persons described in clauses (i) through (iv) above shall be an Eligible Assignee if, as of the effective date of any proposed assignment of a Lender's interests hereunder to such Person, such Person would require compensation from the Borrower under Sections 2.13 or 2.16 to recover increased costs theretofore incurred by such Person which are not being generally incurred by the Lenders not a party to such assignment.

             "Environmental, Health or Safety Requirements of Law" means all Requirements of Law derived from or relating to federal, state and local laws or regulations relating to or addressing the environment, health or safety, including, but not limited to, CERCLA, OSHA and RCRA, and any state equivalent thereof.

             "Environmental Lien" means a lien in favor of any Governmental Authority for any (i) liabilities under any Environmental, Health or Safety Requirement of Law, or (ii) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant into the environment.

             "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

             "ERISA Affiliate" means (i) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as the Borrower, (ii) a partnership or other trade or business (whether or not incorporated) which is under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with the Borrower, and (iii) a member of the same affiliated service group (within the meaning of Section 414(m) of the Internal Revenue Code) as the Borrower, any corporation described in clause (i) above or any partnership or trade or business described in clause (ii) above.

             "Eurocurrency Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Eurocurrency Lending Office" opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

             "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

             "Eurodollar Rate" means, for the Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum at which deposits in U.S. dollars are offered by the principal office of Citibank in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two (2) Business Days before the first day of such Interest Period in an amount substantially equal to Citibank's Eurodollar Rate Advance comprising part of such Borrowing and for a period equal to such Interest Period.

             "Eurodollar Rate Advance" means an Advance which bears interest as provided in Section 2.08(b).

             "Eurodollar Rate Reserve Percentage" of any Lender for the Interest Period for any Eurodollar Rate Advance means the reserve percentage applicable during such Interest Period (or, if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

             "Events of Default" has the meaning specified in Section 6.01.

             "Extension Request" has the meaning specified in Section 8.10.

             "Facility Fee" has the meaning specified in Section 2.05.

             "Fair Market Value" means, with respect to any asset, the value of the consideration obtainable in a sale of such asset in the open market, assuming a sale by a willing seller to a willing purchaser dealing at arm's length and arranged in an orderly manner over a reasonable period of time, each having reasonable knowledge of the nature and characteristics of such asset, neither being under any compulsion to act, determined (a) in good faith by the Board of Directors of the Borrower or (b) in an appraisal of such asset, provided that such appraisal was performed relatively contemporaneously with such sale by an independent third party appraiser and the basic assumptions underlying such appraisal have not materially changed since the date thereof.

             "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three (3) federal funds brokers of recognized standing selected by it.

             "Federal Reserve Board" means the Board of Governors of the Federal Reserve System or any Governmental Authority succeeding to its functions.

             "Fixed Charge Coverage Ratio" means, with respect to any period, the ratio of (i) the amount of the Borrower's consolidated earnings before interest expense, tax expense, depreciation and amortization for such period and extraordinary gains on sales and other dispositions of assets during such period, minus Capital Expenditures made during such period to (ii) the amount of Borrower's consolidated interest expense (net of interest income) for such period, whether paid or accrued during such period, including, without limitation, the interest component of all Capital Leases, all commissions, fees and discounts with respect to letters of credit and other Debt, plus scheduled amortization of the principal portion of all Debt of the Borrower and its Subsidiaries during such period, plus the aggregate amount of cash dividends paid during such period with respect to the Borrower's Capital Stock, plus the aggregate amount of redemptions of the Borrower's Capital Stock for cash during such period.

             "Funded Debt" means Debt other than that described in clause (d) of the definition thereof.

             "Funded Debt to Capitalization Ratio" means

        (i) as of any date of determination prior to the "Effective Date" of the initial Assignment and Acceptance executed and delivered by Citibank, the ratio of (a) the sum of (1) the Borrower's consolidated long-term Funded Debt for borrowed money, including the current portion of such long-term Funded Debt, plus (2) to the extent not otherwise included in clause (1) above, the aggregate outstanding principal balance of Advances plus (3) to the extent not otherwise included in clause (1) above, the aggregate outstanding principal balance of "Advances", "B Advances" and "Multicurrency Advances" under the 1992 Credit Agreement, plus (4) the aggregate face amount of all letters of credit issued for the account of the Borrower or any of its Subsidiaries to (b) the sum of (X) the amounts determined pursuant to clauses (i)(a)(1), (i)(a)(2), (i)(a)(3) and (i)(a)(4) of this definition, plus (Y) the Borrower's consolidated stockholders equity and

        (ii) as of any date of determination from and after the "Effective Date" of the initial Assignment and Acceptance executed and delivered by Citibank, the ratio of (a) the sum of (1) the Borrower's consolidated long-term Funded Debt for borrowed money, including the current portion of such long-term Funded Debt, plus (2) to the extent not otherwise included in clause (1) above, the aggregate outstanding principal balance of Advances plus (3) to the extent not otherwise included in clause (1) above, the aggregate outstanding principal balance of "Advances", "B Advances" and "Multicurrency Advances" under the 1992 Credit Agreement, plus (4) the aggregate face amount of all letters of credit issued for the account of the Borrower or any of its Subsidiaries to (b) the sum of (X) the amounts determined pursuant to clauses (ii)(a)(1), (ii)(a)(2) and (ii)(a)(3) of this definition, plus (Y) the Borrower's consolidated stockholders equity.

             "Governmental Authority" means any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

             "Interest Coverage Ratio" means, with respect to any period, the ratio of (i) the amount of the Borrower's consolidated earnings before interest expense and tax expense for such period and extraordinary gains on sales and other dispositions of assets during such period, to (ii) the amount of the Borrower's consolidated interest expense (net of interest income) for such period, whether paid or accrued during such period, including, without limitation, the interest component of Capital Leases and all commissions, fees and other discounts with respect to letters of credit and other Debt, but excluding all such expenses not paid in cash during such period.

             "Interest Period" means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into an Eurodollar Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three, or six months, in each case as the Borrower may, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the second (2nd) Business Day prior to the first day of such Interest Period for Eurodollar Rate Advances, select; provided, however, that:

                  (i) Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration; and

                  (ii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.

             "Investment" means, with respect to any Person, (i) any purchase or other acquisition by that Person of securities, or of a beneficial interest in securities, issued by any other Person, (ii) any purchase by that Person of all or substantially all of the assets of a business conducted by another Person, and (iii) any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable, advances to employees and similar items made or incurred in the ordinary course of business) or capital contribution by that Person to any other Person, including all Debt to such Person arising from a sale of property by such Person other than in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment, plus the cost of all additions thereto minus the amount of any return of capital or principal to the extent such return is in cash with respect to such Investment without any adjustments for increases or decreases in value or write-ups, write-downs or write-offs with respect to such Investment.

             "Issuing Bank" means any Person designated as an "Issuing Bank" on the signature pages hereof or the signature page of any Assignment and Acceptance and each other Person approved by the Agent and the Borrower who has agreed to become an Issuing Bank for the purpose of issuing Letters of Credit pursuant to Section 2.04.

             "Lenders" means the Lenders listed on the signature pages hereof and each Eligible Assignee that becomes a party hereto pursuant to
        Section 8.07.

             "Letter of Credit" means any Commercial Letter of Credit or Standby Letter of Credit.

             "Letter of Credit Fee" has the meaning specified in Section
        2.05(c).

             "Letter of Credit Obligations" means, at any particular time, the sum, in U.S. dollars, of (i) all outstanding Reimbursement Obligations calculated with respect to the Lenders, plus (ii) the then aggregate undrawn face amount of all outstanding Letters of Credit, plus (iii) the then aggregate face amount of all Letters of Credit requested by the Borrower but not yet issued (unless the request for an unissued Letter of Credit has been denied pursuant to
        Section 2.04(c)(i)).

             "Letter of Credit Reimbursement Agreement" means, with respect to a Letter of Credit, such form of application therefor and form of reimbursement agreement therefor (whether in a single or several documents, taken together) as the Issuing Bank from which the Letter of Credit is requested may employ in the ordinary course of business for its own account, with such modifications thereto as may be agreed upon by the Issuing Bank and the Borrower (and, with respect to any Letter of Credit issued for the account of any Subsidiary of the Borrower, such Subsidiary) and as are not materially adverse (in the judgment of the Issuing Bank) to the interests of the Lenders; provided, however, in the event of any conflict between the terms of any Letter of Credit Reimbursement Agreement and this Agreement, the terms of this Agreement shall control.

             "Loan Documents" means this Agreement, the Notes, and all other instruments, agreements and written contractual obligations between the Borrower and any of the Agent, any Lender or Issuing Bank pursuant to or in connection with the transactions evidenced by this Agreement.

             "Majority Lenders" means Lenders as of a given time whose Pro Rata Shares, in the aggregate, are greater than sixty-six and two-thirds percent (66-2/3%); provided, however, that if any of the Lenders shall have failed to fund its Pro Rata Share of any Advance requested under this Agreement which such Lender is obligated to fund under the terms of this Agreement and any such failure has not been cured, then for so long as such failure continues, "Majority Lenders" means the Lenders (excluding all Lenders whose failure to fund their respective Pro Rata Shares of such Advances have not been cured) whose Pro Rata Shares are greater than sixty-six and two-thirds percent (66-2/3%) of the aggregate Pro Rata Shares of such Lenders; provided, further, however, that if the Commitments have been terminated pursuant to the terms of this Agreement, "Majority Lenders" means Lenders (without regard to such Lenders' performance of their respective obligations hereunder) whose aggregate ratable shares (stated as a percentage) of the aggregate outstanding principal balance of all Advances are greater than sixty-six and two-thirds percent (66-2/3%).

             "Material Adverse Effect" means a material adverse effect upon
        (i) the financial condition, operations, assets or prospects of the Borrower (giving effect to the Borrower's investments and interests in its Subsidiaries, calculated on an equity basis), or the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower, its Subsidiaries and Affiliates to perform their obligations under the Loan Documents, or (iii) the ability of the Lenders, the Issuing Banks, the Agent, or any Affiliate of the Agent, any Lender or any Issuing Bank to enforce the Loan Documents against the Borrower, its Subsidiaries and/or Affiliates.

             "Maturity Date" means April 22, 1996 or such later date as shall be determined under Section 8.10.

             "Merger" means the merger of Fadal Engineering Company, Inc., a California corporation, with and into Bike Corp., a Wisconsin corporation and wholly-owned Subsidiary of the Borrower, with Bike Corp. being the surviving entity and changing its corporate name to Fadal Engineering Company, Inc.

             "Multiemployer Plan" means any "multiemployer plan" as defined in Section 4001(a)(3) of ERISA which is, or within the immediately preceding six (6) years was, contributed to by either the Borrower or any ERISA Affiliate.

             "Net Cash Proceeds of Sale" means proceeds received by the Borrower or any of its Subsidiaries in cash from the sale, assignment or other disposition (exclusive of (A) sale/leaseback transactions and (B) sales, assignments or other dispositions in the ordinary course of business or for which equivalent replacement assets are acquired) of all or substantially all of the assets comprising the operations of the Borrower and/or its Subsidiaries located in Fond du Lac, Wisconsin, Janesville, Wisconsin and/or Fraser, Michigan, net, in any such case, of (X) the reasonable estimate of cost of sale, assignment or other disposition, (Y) an estimate of any income, franchise, transfer or other tax liability arising from such transaction(s) and (Z) amounts applied to the repayment of Debt (other than the Obligations) secured by a lien permitted by Section
        5.02 on the asset disposed of, whether such net proceeds arise from an individual sale, assignment or other disposition or from a group of related sales, assignments or other dispositions.

             "Net Cash Proceeds of Securities" means proceeds received by the Borrower or any of its Subsidiaries in cash from the issuance of Debt (exclusive of Advances under this Agreement and purchase money Debt otherwise permitted under the terms of this Agreement) or Capital Stock (other than from issuance of Capital Stock pursuant to any employee or director stock option program, benefit plan or compensation program of the Borrower or any of its Subsidiaries), net, in any such case, of the transaction costs related to such issuance.

             "1992 Credit Agreement" means that certain Credit Agreement dated as of December 21, 1992, as amended, among the Borrower, certain Subsidiaries of the Borrower a party thereto, Citibank, and certain other institutions a party thereto as a lender or issuing bank.

             "Non Pro Rata Loan" has the meaning specified in Section
        2.15(b)(iv).

             "Note" means a promissory note of the Borrower payable to the order of any Lender, in substantially the form attached as Exhibit B hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Advances made by such Lender.

             "Notice of Borrowing" means a written notice by the Borrower to the Agent, substantially in the form of Exhibit C hereto, delivered not later than 11:00 A.M. (New York City time) on the (i) second Business Day prior to the proposed funding date set forth therein, for Advances which are Eurodollar Rate Advances, and (ii) funding date set forth therein, for Base Rate Advances. Each Notice of Borrowing shall specify the requested (i) date of such Borrowing,
        (ii) Type(s) of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing comprised of Eurodollar Rate Advances, the Interest Period for each such Advance.

             "Notice of Conversion/Continuation" means a notice substantially in the form of Exhibit D hereto with respect to a proposed Conversion of an Advance or Continuation of an Advance pursuant to Section 2.11.

             "Notice of Reduction of Commitments" means a notice substantially in the form of Exhibit E hereto with respect to a reduction of the Commitments pursuant to Section 2.06.

             "Obligation" means all Advances, debts, liabilities, obligations, covenants and duties owing by the Borrower to the Agent, any Lender, any Issuing Bank, any Affiliate of the Agent, any Lender or any Issuing Bank, of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, arising under this Agreement, the Notes, the Letters of Credit, or the other Loan Documents, and whether or not for the payment of money, whether arising by reason of extension of credit, opening or amendment of a Letter of Credit or payment of any draft drawn thereunder, loan, guaranty, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all interest, charges, expenses, fees, attorneys' fees and disbursements and any other sum chargeable to the Borrower under this Agreement or any other Loan Document.

             "OECD" means the Organization for Economic Cooperation and Development.

             "Officer's Certificate" means, as to a corporation, a certificate executed on behalf of such corporation by (i) the chairman or vice-chairman of its board of directors (if an officer of such corporation) or (ii) its president, any of its vice-presidents, its chief financial officer, or its treasurer.

             "OSHA" means the Occupational Safety and Health Act of 1970, any amendments thereto, any successor statutes, and any regulations or guidance promulgated thereunder.

             "Performance Level" means any of Performance Level I, Performance Level II, or Performance Level III.

             "Performance Level I" means that level of financial performance of the Borrower, measured as of the end of a fiscal quarter of the Borrower, at which all of the following tests have been met:

             (i) the Interest Coverage Ratio for the then most recently ended four (4) fiscal quarter period of the Borrower is greater than or equal to 5.25 to 1;

             (ii) the Funded Debt to Capitalization Ratio for the then most recently ended four (4) fiscal quarter period of the Borrower is less than or equal to 0.35 to 1; and

             (iii) no Event of Default has occurred and is continuing or unwaived at the end of the initial fiscal quarter in which the tests in clauses (i) and (ii) have been met.

             "Performance Level II" means that level of financial performance of the Borrower, measured as of the end of a fiscal quarter of the Borrower, at which all of the following tests have been met:

             (i) the Interest Coverage Ratio for the then most recently ended four (4) fiscal quarter period of the Borrower is greater than or equal to 4.8 to 1;

             (ii) the Funded Debt to Capitalization Ratio for the then most recently ended four (4) fiscal quarter period of the Borrower is less than or equal to 0.38 to 1;

             (iii) no Event of Default has occurred and is continuing unwaived at the end of the initial fiscal quarter in which the tests in clauses (i), and (ii) have been met; and

             (iv) the conditions of Performance Level I are not satisfied as of such date.

             "Performance Level III" means that level of financial performance of the Borrower, measured as of the end of a fiscal quarter of the Borrower, at which neither of Performance Level I or Performance Level II shall have been achieved.

             "Permits" means any permit, approval, authorization, license, variance, or permission required from a Governmental Authority under an applicable Requirement of Law.

             "Permitted Distribution" means with respect to each of the Borrower's fiscal quarters, forty percent (40%) of the Borrower's consolidated net earnings after taxes for such fiscal quarter.

             "Permitted Existing Investments" means those Investments identified as such on Schedule 5.02(e)(i).

             "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

             "Plan" means any employee benefit plan defined in Section 3(3) of ERISA in respect of which the Borrower or any ERISA Affiliate is, or within the immediately preceding six (6) years was, an "employer" as defined in Section 3(5) of ERISA.

             "Pro Forma" means the unaudited pro forma opening balance sheet of the Borrower and its Subsidiaries attached hereto as Exhibit F, dated the Closing Date, and giving effect to the acquisition by Bike Corp. of all of the Capital Stock of Fadal Engineering Company, Inc. and the extensions of credit contemplated hereby.

             "Pro Rata Share" means, with respect to any Lender, the percentage that such Lender's Commitment represents of the aggregate Commitments of all Lenders.

             "Purchase Agreement" means that certain Stock Purchase Agreement dated as of April 24, 1995, among the Borrower, Bike Corp., Fadal Engineering Company, Inc. and the shareholders of Fadal Engineering Company, Inc., a copy of which has previously been delivered to the Agent.

             "RCRA" means the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section Section 6901 et seq., any amendments thereto, any successor statutes, and any regulations or guidance promulgated thereunder.

             "Reference Banks" means Citibank and Commerzbank
        Aktiengesellschaft (either being a "Reference Bank").

             "Register" has the meaning specified in Section 8.07(c).

             "Regulation A" means Regulation A of the Federal Reserve Board as in effect from time to time.

             "Regulation G" means Regulation G of the Federal Reserve Board as in effect from time to time.

             "Regulation U" means Regulation U of the Federal Reserve Board as in effect from time to time.

             "Regulation X" means Regulation X of the Federal Reserve Board as in effect from time to time.

             "Reimbursement Date" has the meaning specified in Section
        2.04(d).

             "Reimbursement Obligation" means, as to the Lenders, the aggregate non-contingent reimbursement or repayment obligations as of a Reimbursement Date of the Borrower (together with the joint and several non-contingent reimbursement or repayment obligations of the Subsidiary of the Borrower for whose account the Letter of Credit is issued, if applicable) with respect to amounts drawn under Letters of Credit; and, as to an Issuing Bank, the aggregate non-contingent reimbursement or repayment obligations as of a Reimbursement Date of the Borrower (together with the joint and several non-contingent reimbursement or repayment obligations of the Subsidiary of the Borrower for whose account the Letter of Credit is issued, if applicable) with respect to amounts drawn under Letters of Credit issued by such Issuing Bank calculated as of the Reimbursement Date.

             "Requirements of Law" means, as to any Person, the charter or by-laws or other organizational or governing documents of such Person, and any law, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject including, without limitation, the Securities Act, the Securities Exchange Act, Regulation G, U and X, ERISA, the Fair Labor Standards Act, Americans with Disabilities Act of 1990 and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement or Permit or environmental, labor, employment, occupational safety or health law, rule or regulation.

             "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or property.

             "Restricted Subsidiaries" means Cross & Trecker Corporation, a Michigan corporation, Giddings & Lewis Ltd., a corporation formed under the laws of the United Kingdom, Giddings & Lewis GmbH, a corporation formed under the laws of the Republic of Germany, Bike Corp., a Wisconsin corporation, Fadal Engineering Company, Inc., a California corporation, and from and after the Merger becoming effective, Fadal Engineering Company, Inc., as the surviving entity in the Merger; each of which is a "Restricted Subsidiary".

             "Securities Act" means the Securities Act of 1933, as amended from time to time, and any successor statute.

             "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

             "Significant Subsidiary" means "significant subsidiary" as such term is defined in Rule 1-02(v) of Regulation S-X promulgated by the Securities and Exchange Commission as in effect on the Closing Date.

             "Standby Letter of Credit" means any letter of credit issued by an Issuing Bank pursuant to Section 2.04 for the account of the Borrower or for the account of any of the Borrower's Subsidiaries with respect to downpayment guarantees on contracts entered into in the ordinary course of business by the Borrower, or any of its Subsidiaries if the Borrower is jointly and severally liable for reimbursement of draws under such letter of credit.

             "Subsidiary" of a Person means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned or controlled by such Person, one or more of the other subsidiaries of such Person or any combination thereof; for purposes of this Agreement, Fadal Engineering Company, Inc. shall be deemed to be a Subsidiary of the Borrower.

             "Termination Date" means the Maturity Date or the earlier date of termination in whole of the Commitments pursuant to Section 2.06, 2.12(b), or 6.01; provided in each case that if such day shall not be a Business Day, the Termination Date shall occur on the immediately preceding Business Day.

             "Total Unfunded Commitments" means, as of the date of determination thereof, the amount equal to the amount of the Commitments then in effect minus the aggregate principal balance of the Advances then outstanding, minus the Letter of Credit Obligations as of such date.

             "U.S. dollar" means the lawful money of the United States of America.

             SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".

             SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e).


                                   ARTICLE II

                        AMOUNTS AND TERMS OF THE ADVANCES
                             AND LETTERS OF CREDIT

             SECTION 2.01. The Advances. (a) Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Advances to the Borrower from time to time on any Business Day during the period from the date hereof until the Termination Date in an aggregate amount not to exceed at any time outstanding such Lender's Pro Rata Share of the Commitments then in effect minus the Letter of Credit Obligations. Each Borrowing of Advances shall be in an aggregate amount not less than $1,000,000 or in integral multiples of $1,000,000 in excess thereof and shall consist of Advances of the same Type made on the same day by the Lenders ratably according to their Pro Rata Share of the Commitments.

        (b) Within the limits of each Lender's Commitment and the foregoing restrictions in this Section 2.01, the Borrower may borrow, prepay pursuant to Section 2.12(a) and reborrow under this Section 2.01.


             SECTION 2.02.  [Intentionally Omitted.]

             SECTION 2.03. Making the Advances. (a) Each Borrowing shall be made on a Notice of Borrowing to the Agent or telephonic notice confirmed promptly thereafter in a Notice of Borrowing (which notice the Agent shall promptly transmit by telegram, telex, telecopy, telephone or similar transmission to each Lender). Each Lender shall make available for the account of its Applicable Lending Office to the Agent at Citibank in New York, New York, before 11:00 A.M. (New York City time) on the date of such Borrowing of Advances, in same day funds, such Lender's ratable portion of such Borrowing. After the Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds with respect to Advances available to the Borrower at Citibank in New York, New York.

             (b) Each Notice of Borrowing shall be irrevocable and binding on the Borrower when given. In the case of any Borrowing of Advances which the related Notice of Borrowing specifies are to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in
   Article III, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Eurodollar Rate Advances to be made by such Lender as part of such Borrowing when such Eurodollar Rate Advance, as a result of such failure, is not made on such date.

             (c) Unless the Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Agent such Lender's ratable portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.03 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent and the Agent shall have advanced such portion to the Borrower, such Lender and the Borrower, severally agree to repay to the Agent, forthwith on demand, such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender's Advance as part of such Borrowing for purposes of this Agreement.

             (d) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

             SECTION 2.04. Letters of Credit. Subject to the terms and conditions set forth in this Agreement, each Issuing Bank hereby severally agrees to issue for the account of the Borrower, or for the account of any of the Borrower's Subsidiaries if the Borrower is jointly and severally liable for reimbursement of draws under such Letter of Credit, one or more Letters of Credit, subject to the following provisions:

             (a) Types and Amounts. An Issuing Bank shall not have any obligation to issue, amend or extend, and shall not issue, amend or extend, any Letter of Credit:

             (i) at any time the aggregate Letter of Credit Obligations with respect to such Issuing Bank, after giving effect to the issuance, amendment or extension of the Letter of Credit requested hereunder, shall exceed any limit imposed by law or regulation upon such Issuing Bank;

             (ii) at any time the Issuing Bank receives written notice from the Agent at or before 11:00 A.M. (New York City time) on the date of the proposed issuance, amendment or extension of such Letter of Credit that (A) immediately after giving effect to the issuance, amendment or extension of the Letter of Credit, (I) the sum of the Letter of Credit Obligations plus the "Letter of Credit Obligations" (as defined in the 1992 Credit Agreement) at such time would exceed $50,000,000, or (II) if such Letter of Credit is a Commercial Letter of Credit, the Letter of Credit Obligations with respect to Commercial Letters of Credit would exceed $1,000,000, or (III) the sum, at such time, of the Advances plus the Letter of Credit Obligations would exceed the Commitments at such time, or (B) one or more of the conditions precedent contained in Sections 3.01 and 3.02 would not on such date be satisfied, unless such conditions are thereafter satisfied and written notice of such satisfaction is given to the Issuing Bank by the Agent (and an Issuing Bank shall not otherwise be required to determine that, or take notice whether, the conditions set forth in Sections 3.01 and 3.02 have been satisfied);

             (iii)  which has an expiration date later than the earlier of
        (A) the date one (1) year after the date of issuance (without regard to any automatic renewal provisions thereof), or (B) the Business Day next preceding the Maturity Date; or

             (iv)  which is in a currency other than U.S. dollars.


             (b) Conditions. In addition to being subject to the satisfaction of the conditions precedent contained in Sections 3.01 and 3.02, the obligation of an Issuing Bank to issue, amend or extend any Letter of Credit is subject to the satisfaction in full of the following conditions:

             (i) if the Issuing Bank so requests, the Borrower, or in the case of Letters of Credit issued for the account of any Subsidiary of the Borrower, the Borrower and such Subsidiary shall have executed and delivered to such Issuing Bank and the Agent a Letter of Credit Reimbursement Agreement and such other documents and materials as may be required pursuant to the terms thereof; and

             (ii) the terms of the proposed Letter of Credit shall be satisfactory to the Issuing Bank in its sole discretion.

             (c) Issuance and Extension of Letters of Credit. (i) The Borrower shall give an Issuing Bank and the Agent written notice that (A) it has selected such Issuing Bank to issue a Letter of Credit and (B) if applicable, it wishes to extend the expiry date of or otherwise amend a Letter of Credit issued by such Issuing Bank, which notice shall be delivered not later than 11:00 A.M. (New York City time) on the second
   (2nd) Business Day preceding the requested date for issuance, extension or amendment thereof under this Agreement, or such shorter notice period as may be acceptable to such Issuing Bank and the Agent. Such notice shall be irrevocable unless and until such request is denied by the applicable Issuing Bank and shall specify (1) with respect to Letters of Credit to be issued,

             (a) that such Letter of Credit is solely for the account of the Borrower or the Subsidiary of the Borrower which is jointly and severally applying for such Letter of Credit,

             (b) the stated amount of the Letter of Credit requested,

             (c) the date (which shall be a Business Day) of issuance of such Letter of Credit,

             (d) the date on which such Letter of Credit is to expire (which shall be a Business Day and no later than the Business Day immediately preceding the Maturity Date),

             (e) the Person for whose benefit such Letter of Credit is to be issued,

             (f) other relevant terms of such Letter of Credit, and

             (g) the amount by which the Commitments at such time exceeds the sum, at such time, of outstanding Advances plus the Letter of Credit Obligations; and

   (2) with respect to Letters of Credit to be amended or extended, as applicable,

             (a) the letter of credit reference number or other identifying information with respect to such Letter of Credit,

             (b) the date (which shall be a Business Day) of amendment or extension of such Letter of Credit,

             (c) the new expiry date of such Letter of Credit (which shall be a Business Day no later than the Business Day immediately preceding the Maturity Date),

             (d) the relevant terms of the Letter of Credit to be amended, and

             (e) the amount, if any, by which the Commitments at such time exceeds the sum, at such time, of outstanding Advances plus the Letter of Credit Obligations.


             (ii) The Issuing Bank shall give the Agent written notice, or telephonic notice confirmed promptly thereafter in writing, of the issuance, amendment or extension of a Letter of Credit (which notice the Agent shall promptly transmit by telegram, telex, telecopy, telephone or similar transmission to each Lender).

             (d) Reimbursement Obligations; Duties of Issuing Banks. (i) Notwithstanding any provisions to the contrary in any Letter of Credit Reimbursement Agreement:

             (A) the Borrower shall pay, or cause its Subsidiary for whose account a Letter of Credit is issued to pay, the Issuing Bank the Reimbursement Obligation for drawings under such Letter of Credit no later that the date (the "Reimbursement Date") which is the earlier of (1) the time specified in the applicable Letter of Credit Reimbursement Agreement and (2) one (1) Business Day after the Borrower receives written notice from the Issuing Bank that payment has been made under such Letter of Credit by the Issuing Bank; and

             (B) all Reimbursement Obligations with respect to any Letter of Credit shall bear interest at the rate applicable to Base Rate Advances in accordance with Section 2.08(a) from the date of the relevant drawing under such Letter of Credit until the Reimbursement Date and thereafter at the rate applicable to Base Rate Advances in accordance with Section 2.08(e).

             (ii) The Issuing Bank shall give the Agent written notice, or telephonic notice confirmed promptly thereafter in writing, of all drawings under a Letter of Credit and the payment (or the failure to pay when due) by the Borrower or its applicable Subsidiary on account of a Reimbursement Obligation (which notice the Agent shall promptly transmit by telegram, telex, telecopy, telephone or similar transmission to each Lender).

             (iii) No action taken or omitted in good faith by an Issuing Bank under or in connection with any Letter of Credit shall result in any liability on the part of such Issuing Bank to any Lender, the Borrower or any of its Subsidiaries or, so long as it is not issued in violation of
   Section 2.04(a), relieve any Lender of its obligations hereunder to the Issuing Bank. Solely as between the Issuing Bank and the Lenders, in determining whether to pay under any Letter of Credit, the respective Issuing Bank shall have no obligation to the Lenders other than to confirm that the documents required to be delivered under a respective Letter of Credit appear on their face to comply with the requirements of such Letter of Credit.

             (e) Participations. (i) Immediately upon issuance by an Issuing Bank of any Letter of Credit in accordance with this Section 2.04 and immediately upon conversion of a letter of credit of an Issuing Bank to a Letter of Credit pursuant to Section 2.04(j), each Lender shall be deemed to have irrevocably and unconditionally purchased and received from that Issuing Bank, without recourse or warranty, an undivided interest and participation in such Letter of Credit to the extent of such Lender's Pro Rata Share, including, without limitation, all obligations of the Borrower with respect thereto (other than amounts owing to the Issuing Bank under Section 2.04(g)) and any security therefor.

             (ii) If any Issuing Bank makes any payment under any Letter of Credit and the Borrower or the Subsidiary of the Borrower for whose account the Letter of Credit was issued does not pay the related Reimbursement Obligation to the Issuing Bank on the Reimbursement Date, the Issuing Bank shall promptly notify the Agent, which shall promptly notify each Lender, and each Lender shall promptly and unconditionally pay to the Agent for the account of such Issuing Bank, in immediately available funds, the amount of such Lender's Pro Rata Share of such payment (net of that portion of such payment, if any, made by such Lender in its capacity as Issuing Bank), and the Agent shall promptly pay to the Issuing Bank such amounts received by it, and any other amounts received by the Agent for the Issuing Bank's account pursuant to this Section 2.04(e). If a Lender does not make its Pro Rata Share of the amount of such payment available to the Agent, such Lender agrees to pay to the Agent for the account of the Issuing Bank, forthwith on demand, such amount together with interest thereon at the rate applicable to Base Rate Advances in accordance with Section 2.08(a). The failure of any Lender to make available to the Agent for the account of an Issuing Bank its Pro Rata Share of any such payment shall neither relieve any other Lender of its obligation hereunder to make available to the Agent for the account of such Issuing Bank such other Lender's Pro Rata Share of any payment on the date such payment is to be made nor increase the obligation of any other Lender to make such payment to the Agent.

             (iii) Whenever an Issuing Bank receives a payment on account of a Reimbursement Obligation, including any interest thereon, as to which the Agent has previously received payments from any Lender for the account of such Issuing Bank and remitted the same to such Issuing Bank pursuant to this Section 2.04(e), such Issuing Bank shall promptly pay to the Agent and the Agent shall promptly pay to such Lender an amount equal to the portion thereof previously received from such Lender. Each such payment shall be made by such Issuing Bank or the Agent, as the case may be, on the Business Day on which such Person receives the funds paid to such Person pursuant to the preceding sentence, if received prior to 11:00 A.M. (New York City time) on such Business Day, otherwise on the next succeeding Business Day.

             (iv) Upon the request of any Lender, an Issuing Bank shall furnish such Lender copies of any Letter of Credit or Letter of Credit Reimbursement Agreement to which such Issuing Bank is a party and such other documentation as reasonably may be requested by such Lender.

             (v) The obligations of any Lender to make payments to the Agent for the account of any Issuing Bank with respect to a Letter of Credit shall be irrevocable, shall not be subject to any qualification or exception whatsoever except willful misconduct or gross negligence of such Issuing Bank, and shall be honored in accordance with this Article II (irrespective of the satisfaction of the conditions described in Section 3.02) under all circumstances, including, without limitation, any of the following circumstances:

             (A) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

             (B) the existence of any claim, setoff, defense or other right which the Borrower or Subsidiary of the Borrower which is an account party, may have at any time against a beneficiary named in a Letter of Credit or any transferee of a beneficiary named in a Letter of Credit (or any Person for whom any such transferee may be acting), the Agent, the Issuing Bank, any Lender, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the account party and beneficiary named in any Letter of Credit);

             (C) any draft, certificate or any other document presented under the Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

             (D) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;

             (E) any failure by the Issuing Bank to make any reports required pursuant to Section 2.04(h) or the inaccuracy of any such report; or

             (F)  the occurrence of any Event of Default.

             (f) Payment of Reimbursement Obligations. (i) The Borrower unconditionally agrees to pay, or cause its Subsidiary for whose account a Letter of Credit is issued to pay, to each Issuing Bank the amount of all Reimbursement Obligations, interest and other amounts payable to such Issuing Bank under or in connection with the Letters of Credit issued for the account of such Person when such amounts are due and payable, irrespective of any claim, setoff, defense or other right which the Borrower may have at any time against any Issuing Bank or any other Person and of any of the circumstances described in clauses (A) through (F) of
   Section 2.04(e)(v).

             (ii) In the event any payment by the Borrower or such Subsidiary received by an Issuing Bank with respect to a Letter of Credit and distributed by the Agent to the Lenders on account of the participations is thereafter set aside, avoided or recovered from such Issuing Bank in connection with any receivership, liquidation or bankruptcy proceeding, each Lender which received such distribution shall, upon demand by such Issuing Bank, contribute such Lender's Pro Rata Share of the amount set aside, avoided or recovered together with interest at the rate required to be paid by such Issuing Bank upon the amount required to be repaid by it.

             (g) Issuing Bank Charges. The Borrower shall pay, or cause its Subsidiary for whose account a Letter of Credit is issued to pay, to each Issuing Bank, solely for its own account, the standard charges assessed by such Issuing Bank in connection with the issuance, administration, amendment and payment or cancellation of Letters of Credit issued for the account of such Person and such compensation in respect of such Letters of Credit for the Borrower's or such Subsidiary's account, as applicable, as may be agreed upon by the Borrower and such Issuing Bank from time to time.

             (h) Issuing Bank Reporting Requirements. Each Issuing Bank shall, no later than the tenth (10th) Business Day following the last day of each calendar month, provide to the Agent and the Borrower separate schedules for Commercial Letters of Credit and Standby Letters of Credit, in form and substance satisfactory to the Agent, setting forth the aggregate Letter of Credit Obligations outstanding to it at the end of each month and any information requested by the Agent or the Borrower relating to the date of issuance, account party, amount, expiration date and reference number of each Letter of Credit issued by it.

             (i) Indemnification; Exoneration. (i) In addition to all other amounts payable to an Issuing Bank, the Borrower hereby agrees to defend, indemnify, and save the Agent, each Issuing Bank and each Lender harmless from and against any and all claims, demands, liabilities, penalties, damages, losses (other than loss of profits), costs, charges and expenses (including reasonable attorneys' fees but excluding taxes) which the Agent, such Issuing Bank or such Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit other than as a result of gross negligence or willful misconduct of the Issuing Bank, as determined by a court of competent jurisdiction, or (B) the failure of the Issuing Bank issuing a Letter of Credit to honor a drawing under such Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

             (ii) As between the Borrower and any of its Subsidiaries for whose account a Letter of Credit is issued on the one hand and the Agent, the Lenders and the Issuing Banks on the other hand, the Borrower assumes all risks of the acts and omissions of, or misuse of Letters of Credit by, the respective beneficiaries of the Letters of Credit. In furtherance and not in limitation of the foregoing, subject to the provisions of the Letter of Credit Reimbursement Agreements, the Issuing Banks and the Lenders shall not be responsible for: (A) the form, validity, legality, sufficiency, accuracy, genuineness or legal effect of any document submitted by the account party in connection with the application for and the issuance of the Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) the validity, legality or sufficiency or any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason;
   (C) failure of the beneficiary of a Letter of Credit to comply duly with the conditions required in order to draw upon such Letter of Credit; (D) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (E) errors in interpretation of technical terms;
   (F) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof; (G) the misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (H) any consequences arising from causes beyond the control of the Agent, the Issuing Banks or the Lenders.

             (j)  [Intentionally Omitted.]

             (k) Obligations Several. The obligations of each Issuing Bank and each Lender under this Section 2.04 are several and not joint, and no Issuing Bank or Lender shall be responsible for the obligation to issue Letters of Credit or participation obligation hereunder, respectively, of any other Issuing Bank or Lender.

             SECTION 2.05. Fees. (a) Facility Fee. The Borrower agrees to pay to the Agent for the account of each Lender a fee ("Facility Fee") at the respective rate per annum set forth below on such Lender's Pro Rata Share of the aggregate average daily Commitments of all Lenders (whether used or unused) from the Closing Date until the Termination Date. The Facility Fee shall be payable monthly, in arrears, on the first day of each calendar month, commencing on May 1, 1995, and on the Termination Date. The Facility Fee in respect of any period shall be determined on the basis of the Performance Level which is applicable during such period, in accordance with the table set forth below. The rate per annum at which such Facility Fee is calculated shall change when and as the existing Performance Level changes.

             Performance Level             Facility Fee
                                         (Rate per annum)

             Performance Level I                0.0900%

             Performance Level II               0.1200%

             Performance Level III              0.1800%

             (b)  [Intentionally Omitted.]

             (c) Letter of Credit Fee. In addition to any charges paid pursuant to Section 2.04, the Borrower shall pay to the Agent, for the account of the Lenders based on their respective Pro Rata Shares, a fee (the "Letter of Credit Fee") accruing at a per annum rate equal to the Applicable Eurocurrency Rate Margin then in effect times the undrawn face amount of each outstanding Letter of Credit. The Letter of Credit Fee shall be calculated for each calendar quarter such Letter of Credit is outstanding and be payable, in advance, (i) on the date such Letter of Credit is issued for the remainder of the calendar quarter in which such Letter of Credit is issued and (ii) on the seventh day of each successive calendar quarter thereafter for such calendar quarter or portion of a calendar quarter during which such Letter of Credit is outstanding; provided, however, in the event a Letter of Credit is issued on a day other than the first day of a calendar quarter, the Letter of Credit Fee for the initial quarterly period shall be calculated based on the actual number of days during such initial calendar quarter such Letter of Credit is outstanding. Notwithstanding the foregoing, upon the occurrence of an Event of Default and for so long thereafter as such Event of Default shall be continuing or unwaived, the rate at which such Letter of Credit Fees shall accrue and be payable shall be equal to three percent (3.0%) per annum.

             (d)  [Intentionally Omitted.]

             (e)  [Intentionally Omitted.]

             SECTION 2.06. Reduction of the Commitments. The Borrower shall have the right, upon delivering to the Agent a Notice of Reduction of Commitments at least three (3) Business Days' prior to the date of reduction specified therein, to terminate in whole or reduce ratably in part the unused portion of the Commitments; provided that each partial reduction shall be in the aggregate amount of $1,000,000 or an integral multiple of $1,000,000 in excess thereof, whereupon the Commitment of each Lender then in effect shall be permanently reduced proportionately in accordance with its Pro Rata Share.

             SECTION 2.07. Repayment. The Borrower shall repay the principal amount of each Advance made to it to each Lender in accordance with the Notes payable to the order of such Lender. To the extent the sum, at any time, of the outstanding Advances plus the Letter of Credit Obligations, exceeds the aggregate Commitments then in effect, the Borrower shall, without notice or demand of any kind, immediately make a payment to the Agent for the benefit of the Lenders in such amount as is required to eliminate such excess for application first on the outstanding Advances, if any, until paid in full, and, second, as cash collateral for the Letter of Credit Obligations, if Letters of Credit are then outstanding until the amount of cash collateral equals the then outstanding face amount of such Letters of Credit.

             SECTION 2.08. Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance made to it to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

             (a) Base Rate Advances. If a Base Rate Advance, a rate per annum equal at all times to the Base Rate in effect from time to time, payable monthly, in arrears, on the last day of each calendar month and on the date such Base Rate Advance shall be Converted to an Eurodollar Rate Advance or paid in full.

             (b) Eurodollar Rate Advances. If a Eurodollar Rate Advance, a rate per annum equal at all times during the Interest Period for such Eurodollar Rate Advance to the sum of (i) the Eurodollar Rate for such Interest Period plus (ii) the Applicable Eurocurrency Rate Margin in effect from time to time during such Interest Period, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three (3) months, on each date during such Interest Period which occurs every three (3) months from the first day of such Interest Period.

             (c) [Intentionally Omitted.]

             (d) [Intentionally Omitted.]

             (e) Default Rate. Notwithstanding the rates of interest specified in Sections 2.08(a) and 2.08(b) or elsewhere in this Agreement, effective immediately upon the occurrence of an Event of Default and for so long thereafter as such Event of Default shall be continuing or unwaived, the principal balance of all Base Rate Advances shall bear interest at a rate per annum equal to two percent (2.0%) above the Base Rate, and the principal balance of all Eurodollar Rate Advances shall bear interest at a rate per annum equal to three percent (3.0%) above the Eurodollar Rate.

             SECTION 2.09. Additional Interest on Eurodollar Advances. The Borrower shall pay to the Agent for the account of each Lender, so long as such Lender shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, interest on the unpaid principal amount of each Eurodollar Rate Advance of such Lender in addition to the interest described in Section 2.08, from the date of such Eurodollar Rate Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for the Interest Period for such Eurodollar Rate Advance from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Eurodollar Rate Advance. Such additional interest shall be determined by such Lender and notified to the Borrower through the Agent.

             SECTION 2.10. Interest Rate Determination. (a) The Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate furnished by Citibank for the purpose of determining the applicable interest rate under Section 2.08(b).

             (b)  [Intentionally Omitted.]

             (c) If, with respect to any Eurodollar Rate Advances, the Majority Lenders notify the Agent that the Eurodollar Rate for any Interest Period for such Eurodollar Rate Advances will not adequately reflect the cost to such Majority Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, the Agent shall forthwith so notify the Borrower and the Lenders, whereupon

             (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and

            (ii) the obligation of the Lenders to make, Continue Advances as, or Convert Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

             (d) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of "Interest Period" in Section 1.01, the Agent will forthwith so notify the Borrower and the Lenders and such Eurodollar Rate Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.

             (e) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $1,000,000, such Eurodollar Rate Advances shall automatically Convert into Base Rate Advances, and on and after such date the right of the Borrower to Convert such Base Rate Advances into Eurodollar Rate Advances shall terminate; unless, such Eurodollar Rate Advance shall have the same Interest Period as Eurodollar Rate Advances comprising another Borrowing or other Borrowings, and the aggregate unpaid principal amount of all such Eurodollar Rate Advances shall equal or exceed $1,000,000, in which case, the Borrower shall have the right to Continue all such Eurodollar Rate Advances having such common Interest Period.

             SECTION 2.11. Voluntary Conversion or Continuation of Advances. The Borrower may on any Business Day, upon delivery of a Notice of Conversion/Continuation to the Agent not later than 11:00 A.M. (New York City time) on the second (2nd) Business Day prior to the date of the proposed Conversion or Continuation of Advances, subject to the provisions of this Section 2.11 and Sections 2.14 and 2.15, (i) Convert all Advances of one Type comprising the same Borrowing into Advances of another Type; provided, however, that any Conversion of any Advances which are Eurodollar Rate Advances into Base Rate Advances shall be made on, and only on, the last day of an Interest Period for such Eurodollar Rate Advances and (ii) Continue Eurodollar Rate Advances on the last day of an Interest Period for such Eurodollar Rate Advances. Each such Notice of Conversion/Continuation shall, within the restrictions specified above, specify (i) the date of such Conversion or Continuation, (ii) the Advances to be Converted, (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the Interest Period for each such Advance, and
   (iv) the Eurodollar Rate Advances to be Continued and the duration of the Interest Period therefor.

             SECTION 2.12.  Prepayments.  (a)  Voluntary Prepayments.   The
   Borrower may, upon at least three (3) Business Days' prior written notice to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amounts of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (i) each partial prepayment shall be in an aggregate principal amount not less than $1,000,000 or an integral multiple of $1,000,000 in excess thereof and (ii) in the event of any such prepayment of an Eurodollar Rate Advance, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(b).

             (b) Mandatory Prepayments. (i) On the date on which any refund is made to the Borrower of a mandatory prepayment under Section 2.12(b) of the 1992 Credit Agreement as set forth therein, the Borrower shall make or cause to be made a mandatory prepayment of the Obligations in an amount equal to 100% of the amount refunded to the Borrower under the 1992 Credit Agreement and (ii) within seven (7) Business Days after the Borrower's or any of its Subsidiaries' receipt of any Net Cash Proceeds of Securities, the Borrower shall make or cause to be made a mandatory prepayment of the Obligations in an amount equal to 100% of such Net Cash Proceeds of Securities. The amount of any such mandatory prepayment described in clause (i) or clause (ii) shall be remitted to the Agent for application, retention as cash collateral, or refund to the Borrower as set forth below. The Agent shall:

             (A) first apply such amount to the outstanding Advances, together with accrued interest to the date of such prepayment on the amount prepaid, and the Commitments shall thereupon be permanently reduced by the amount of such prepayment applied to the outstanding Advances and the Commitment of each Lender shall be reduced proportionately in accordance with its Pro Rata Share, until repaid in full and, if the Commitments, other than with respect to Letters of Credit, are thereby permanently reduced to zero, second, retain an amount equal to the then undrawn face amount of the outstanding Letters of Credit, as cash collateral for outstanding Letters of Credit to be held by the Agent until the expiration of each such Letter of Credit or the related Reimbursement Obligations with respect to such Letters of Credit have been paid in full, and third, refund any remaining balance of the Net Cash Proceeds of Sale or Net Cash Proceeds of Securities, as applicable, giving rise to such mandatory prepayment to the Borrower;

   provided, however, in the event the Commitments are not permanently reduced to zero as provided in "first" of clause (A) above, after application to the outstanding Advances together with accrued interest as aforesaid until paid in full, the Agent shall (before retention or refund under "second" and "third" of clause (A) above):

             (B) then, retain an amount equal to the then undrawn face amount of the outstanding Letters of Credit as cash collateral for outstanding Letters of Credit to be held by the Agent until the expiration of each such Letter of Credit or the related Reimbursement Obligations with respect to such Letters of Credit have been paid in full, and

             (C) last, refund any remaining balance of such Net Cash Proceeds of Sale or Net Cash Proceeds of Securities, as applicable, to the Borrower.

             SECTION 2.13. Increased Costs. (a) If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements, in the case of Eurodollar Rate Advances, included in the Eurodollar Rate Reserve Percentage) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Lender or Issuing Bank of (A) agreeing to make or making, funding or maintaining Eurodollar Rate Advances by any Lender, or (B) agreeing to issue or issuing or maintaining Letters of Credit by an Issuing Bank, then the Borrower shall from time to time, upon demand by such Lender or Issuing Bank (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender or Issuing Bank additional amounts sufficient to compensate such Lender or Issuing Bank for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower and the Agent by such Lender or Issuing Bank, shall be conclusive and binding for all purposes, absent manifest error.

             (b) If any Lender or Issuing Bank determines that compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or Issuing Bank or any corporation controlling such Lender or Issuing Bank and that the amount of such capital is increased by or based upon (i) the existence of such Lender's commitment to lend hereunder and other commitments of this type or (ii) the existence of such Issuing Bank's obligation to issue Letters of Credit hereunder, then, upon demand by such Lender or Issuing Bank (with a copy of such demand to the Agent), the Borrower shall immediately pay to the Agent for the account of such Lender or Issuing Bank, from time to time as specified by such Lender or Issuing Bank, additional amounts sufficient to compensate such Lender or Issuing Bank or such corporation in the light of such circumstances, to the extent that such Lender or Issuing Bank reasonably determines such increase in capital to be allocable to the existence of such Lender's commitment to lend hereunder or such Issuing Bank's obligation to issue Letters of Credit hereunder. A certificate as to such amounts submitted to the Borrower and the Agent by such Lender or Issuing Bank shall be conclusive and binding for all purposes, absent manifest error.

             (c)  Each demand for compensation pursuant to Section 2.13(a) or
   Section 2.13(b) shall be made no later than ninety (90) days after the date upon which the Lender or Issuing Bank making such demand determines that such compensation is payable hereunder or under the Notes.

             SECTION 2.14. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for any Lender or its Eurocurrency Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder,
   (i) the obligation of the Lenders to make Eurodollar Rate Advances, or to Convert Base Rate Advances into Eurodollar Rate Advances or to Continue Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, (ii) the Borrower shall forthwith prepay in full all Eurodollar Rate Advances of all Lenders then outstanding to them, respectively, together with interest accrued thereon, provided, however, that if the Borrower within five (5) Business Days after notice from the Agent, Converts all Eurodollar Rate Advances of all Lenders then outstanding to it into Base Rate Advances in accordance with Section 2.11, the aforesaid prepayment requirement shall not apply.

             SECTION 2.15. Payments and Computations. (a) Manner and Time of Payment. All payments of principal of and interest on the Advances and Reimbursement Obligations and other Obligations (including, without limitation, fees and expenses) which are payable to the Agent, the Lenders or any Issuing Bank shall be made without condition or reservation of right, in immediately available funds consisting of U.S. dollars. Such payments payable to Lenders shall be delivered to the Agent not later than 11:00 A.M. (New York City time) on the date due, to Account No. 38869385 at Citibank in New York, New York or to such other account of the Agent as it may hereafter designate in writing, for the account of the Agent or the Lenders, as the case may be. Such payments with respect to Reimbursement Obligations payable to an Issuing Bank shall be delivered to the pertinent Issuing Bank not later than 11:00 A.M. (New York City time) on the Reimbursement Date for the account of the pertinent Issuing Bank. All funds received by the Agent, including, without limitation, funds in respect of any Advances to be made on that date, not later than 11:00 A.M. (New York City or London time, as applicable) on any given Business Day shall be credited against payment to be made that day and funds received by the Agent after that time shall be deemed to have been paid on the next succeeding Business Day. Payments actually received by the Agent for the account of the Lenders or the Issuing Banks, or any of them, shall be paid to them by the Agent promptly after receipt thereof and shall be deemed to be payments by the Borrower to the Lenders or the Issuing Banks, as applicable, regardless of the actual receipt of such payments by such Persons from the Agent.

             (b)  Apportionment of Payments.  (i) [Intentionally Omitted.]

             (ii) The Agent, in its sole discretion subject only to the terms of this Section 2.15(b)(ii), may pay from the proceeds of Advances made to the Borrower hereunder, whether made following a request by the Borrower pursuant to Section 2.03 or a deemed request as provided in this
   Section 2.15(b)(ii), all amounts payable by the Borrower hereunder, including, without limitation, amounts payable with respect to payments of principal, interest, Reimbursement Obligations and fees and all reimbursements for expenses pursuant to Section 8.04. The Borrower hereby irrevocably authorizes the Lenders to make Advances, which Advances shall be Base Rate Advances, in each case, upon notice from the Agent as described in the following sentence for the purpose of paying principal, interest, Reimbursement Obligations and fees due from the Borrower, reimbursing expenses pursuant to Section 8.04 and paying any and all other amounts due and payable by the Borrower hereunder or under the Notes, and agrees that all such Advances so made shall be deemed to have been requested by it pursuant to Section 2.03 as of the date of the aforementioned notice. The Agent shall request Advances on behalf of the Borrower as described in the preceding sentence by notifying the Lenders by telex, telecopy, telegram or other similar form of transmission (which notice the Agent shall thereafter promptly transmit to the Borrower), of the amount and date of the proposed Borrowing and that such Borrowing is being requested on the Borrower's behalf pursuant to this Section 2.15(b)(ii). On the date of the proposed Borrowing, the Lenders shall make the requested Advances in accordance with the procedures and subject to the conditions specified in Section 2.03.

             (iii) Subject to Sections 2.12(b) and 2.15(b)(iv), the Agent shall promptly distribute to each Lender at its Domestic Lending Office, or at such other address as a Lender may request in writing, such funds as it may be entitled to receive, subject to the provisions of Article VII; provided that the Agent shall under no circumstances be bound to inquire into or determine the validity, scope or priority of any interest and may suspend all payments or seek appropriate relief (including, without limitation, instructions from the Majority Lenders or an action in the nature of interpleader) in the event of any doubt or dispute as to any apportionment or distribution contemplated hereby.

             (iv) In the event that any Lender fails to fund its Pro Rata Share of the Advances requested by the Borrower which such Lender is obligated to fund under the terms of this Agreement (the funded portion of such Advance being hereinafter referred to as a "Non Pro Rata Loan"), until the earlier of such Lender's cure of such failure and the termination of the Commitments, the proceeds of all amounts thereafter repaid to the Agent by the Borrower and otherwise required to be applied to such Lender's share of other Obligations pursuant to the terms of this Agreement shall be advanced to the Borrower by the Agent on behalf of such Lender to cure, in full or in part, such failure by such Lender, but shall nevertheless be deemed to have been paid to such Lender in satisfaction of such other Obligations. Notwithstanding anything in this Agreement to the contrary:

                  (A) the foregoing provisions of this Section 2.15(b)(iv) shall apply only with respect to the proceeds of payments of Obligations and shall not affect the Conversion of Advances or Continuation of Base Rate Advances or Eurodollar Rate Advances pursuant to Section 2.11;

                  (B) a Lender shall be deemed to have cured its failure to fund its Pro Rata Share of any Advance at such time as an amount equal to such Lender's Pro Rata Share of such Advance is fully funded to the Borrower, whether made by such Lender itself or by operation of the terms of this Section 2.15(b)(iv), and whether or not the Non Pro Rata Loan with respect thereto has been repaid, Converted or Continued;

                  (C) amounts advanced to the Borrower to cure, in full or in part, any such Lender's failure to fund its Pro Rata Share of any Advance ("Cure Loans") shall bear interest at the Base Rate in effect from time to time, and for all other purposes of this Agreement shall be treated as if they were Base Rate Advances; and

                  (D) regardless of whether or not an Event of Default has occurred or is continuing and unwaived, and notwithstanding the instructions of the Borrower as to its desired application, all repayments of principal which, in accordance with the other terms of this Section 2.15, would be applied to the outstanding Base Rate Advances shall be applied first, ratably to all Base Rate Advances constituting Non Pro Rata Loans, second, ratably to Base Rate Advances other than those constituting Non Pro Rata Loans or Cure Loans and, third, ratably to Base Rate Advances constituting Cure Loans.

             (c) All computations of interest based on the Base Rate and the Eurodollar Rate, and of Facility Fees and Letter of Credit Fees shall be made by the Agent, and all computations of interest pursuant to Section
   2.09 shall be made by a Lender, on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, Facility Fees and Letter of Credit Fees are payable. Each determination by the Agent (or, in the case of Section 2.09, by a Lender) of an interest rate or fees hereunder shall be conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned and non-refundable when paid.

             (d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the immediately succeeding Business Day, and such extension of time shall in such cases be included in the computation of interest or Facility Fees due on such Business Day, as the case may be; provided, however, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the immediately succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

             (e) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent at the Federal Funds Rate.

             SECTION 2.16. Taxes. (a) Any and all payments by the Borrower hereunder or under the Notes shall be made, in accordance with Section 2.15, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender, each Issuing Bank and the Agent, taxes imposed on or measured by net income or overall gross receipts, and capital and franchise taxes imposed on it, by (i) the United States, (ii) the jurisdiction under the laws of which such Lender, such Issuing Bank or the Agent (as the case may be) is organized or any political subdivision thereof and (iii) the jurisdiction of such Lender's Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). Subject to the provisions of Section 2.16(h), if the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender, any Issuing Bank or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.16) such Lender, such Issuing Bank or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

             (b) In addition, the Borrower agrees to pay any present and future stamp and documentary taxes and any other excise and property taxes, charges and similar levies which arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as "Other Taxes").

             (c) Except to the extent the Borrower makes payments pursuant to Sections 2.16(a) or 2.16(b), and subject to the provisions of Section 2.16(h), the Borrower will indemnify each Lender, each Issuing Bank and the Agent against, and reimburse each on demand for, the full amount of Taxes and Other Taxes (including, without limitation, any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.16) incurred or paid by such Lender, such Issuing Bank or the Agent (as the case may be) or any of their respective Affiliates and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Each Lender and each Issuing Bank agrees, within a reasonable time after receiving a written request from the Borrower, to provide the Borrower and the Agent with such certificates as are reasonably required, and take such other actions as are reasonably necessary to claim such exemptions as such Lender or Issuing Bank may be entitled to claim in respect of all or a portion of any Taxes which are otherwise required to be paid or deducted or withheld pursuant to this
   Section 2.16 in respect of any payments under this Agreement or under the Notes.

             (d) Within ninety (90) days after the close of each fiscal year of the Borrower, the Borrower will furnish to the Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing payment of any Taxes during such fiscal year.

             (e) (i) Each Lender that is not created or organized under the laws of the United States or a political subdivision thereof shall deliver to the Borrower and the Agent on the Closing Date or the date on which such Lender becomes a Lender pursuant to Section 8.07 hereof (A) a true and accurate certificate executed in duplicate by a duly authorized officer of such Lender to the effect that such Lender is eligible to receive payments hereunder and under the Notes or other documents without deduction or withholding of United States federal income tax (I) under the provisions of an applicable tax treaty concluded by the United States (in which case the certificate shall be accompanied by two (2) duly completed copies of IRS Form 1001 (or any successor or substitute form or forms)) or
   (II) under Sections 1442(c)(1) and 1442(a) of the Internal Revenue Code (in which case the certificate shall be accompanied by two (2) duly completed copies of IRS Form 4224 (or any successor or substitute form or forms)) and (B) a duly completed IRS Form W-8 or W-9 to establish an exemption from the United States backup withholding tax.

                  (ii) Each Lender further agrees to deliver to the Borrower and the Agent from time to time a true and accurate certificate executed in duplicate by a duly authorized officer of such Lender before or promptly upon the occurrence of any event requiring a change in the most recent certificate previously delivered by it to the Borrower and the Agent pursuant to this Section 2.16(e). Each certificate required to be delivered pursuant to this Section 2.16(e)(ii) shall certify as to one of the following:

             (A) that such Lender can continue to receive payments hereunder and under the Notes and other Loan Documents without deduction or withholding of United States federal income tax;

             (B) that such Lender cannot continue to receive payments hereunder and under the Notes and other Loan Documents without deduction or withholding of United States federal income tax as specified therein but does not require additional payments pursuant to Section 2.16(a) because it is entitled to recover the full amount of any such deduction or withholding from a source other than the Borrower; or

             (C) that such Lender is no longer capable of receiving payments hereunder and under the Notes and other Loan Documents without deduction or withholding of United States federal income tax as specified therein and that it is not capable of recovering the full amount of the same from a source other than the Borrower.

   Each Lender agrees to deliver to the Borrower and the Agent further duly completed copies of the above-mentioned IRS forms on or before the earlier of (x) the date that any such form expires or becomes obsolete or otherwise is required to be resubmitted as a condition to obtaining an exemption from withholding from United States federal income tax and (y) fifteen (15) days after the occurrence of any event requiring a change in the most recent form previously delivered by such Lender to the Borrower and Agent, unless any change in treaty, law, regulation, or official interpretation thereof which would render such form inapplicable or which would prevent the Lender from duly completing and delivering such form has occurred prior to the date on which any such delivery would otherwise be required and the Lender promptly advises the Borrower that it is not capable of receiving payments hereunder and under the Notes without any deduction or withholding of United States federal income tax.

             (f) Any Lender claiming any additional amounts payable pursuant to this Section 2.16 shall use its best efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts which may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

             (g) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.16 shall survive the payment in full of principal and interest hereunder and under the Notes.

             (h) Notwithstanding the provisions of Sections 2.16(a) and 2.16(c), the Borrower shall not be required to pay any additional amounts thereunder to a Lender if (i) the obligation to pay such additional amounts would not have arisen but for a failure by the Lender to comply with the requirements described in Section 2.16(e) or (ii) the Lender shall not have furnished the Borrower with such forms or shall not have taken such other action as reasonably may be available to it under applicable tax laws and any applicable tax treaty to obtain an exemption from, or reduction (to the lowest applicable rate) of withholding of such United States federal income tax provided, however, the Borrower's obligation to pay such additional amounts shall be reinstated upon receipt of such forms or evidence that action with respect to obtaining such exemption or reduction has been taken.

             SECTION 2.17. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Obligations owing to it (other than pursuant to Section 2.09, 2.13 or 2.16) in excess of its ratable share of payments on account of the Obligations obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Obligations owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchases from each Lender shall be rescinded and each such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.17 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

             SECTION 2.18. Cash Collateral Account. (a) Amounts referred to in this Agreement to be held by the Agent as cash collateral shall be deposited in an interest-bearing account (the "Cash Collateral Account") maintained with Citibank in New York, New York and established and administered pursuant to this Section 2.18. If requested by the Borrower and subject to the right of the Agent to withdraw funds from the Cash Collateral Account as provided below, the Agent shall, so long as no Event of Default shall have occurred and be continuing or unwaived, from time to time invest funds on deposit in the Cash Collateral Account and accrued interest thereon, reinvest proceeds of any such investments which may mature or be sold, and invest interest or other income received from such investments, in each case in such Cash Equivalents as the Borrower may select. Such funds, interest, proceeds or income which are not so invested or reinvested shall, except as otherwise provided in this Section 2.18, be deposited and held for the benefit of the Agent, the Lenders and Issuing Banks in the Cash Collateral Account. None of the Agent, any Lender or any Issuing Bank shall be liable to the Borrower for, or with respect to, any decline in value of amounts on deposit in the Cash Collateral Account which shall have been invested pursuant to this Section 2.18. Cash Equivalents from time to time purchased and held pursuant to this Section
   2.18 shall constitute cash collateral and shall, for purposes of this Agreement, be deemed to be part of the funds held in the Cash Collateral Account in amounts equal to their respective outstanding principal amounts.

             (b) The Agent may, at any time after the occurrence and during the continuance of an Event of Default, sell or cause to be sold any Cash Equivalents being held by Agent as cash collateral at any broker's board or at public or private sale, in one or more sales or lots, at such price as the Agent may deem best, without assumption of any credit risk, and the purchaser of any or all such Cash Equivalents so sold shall thereafter own the same, absolutely free from any claim, encumbrance or right of any kind whatsoever. The Agent, any of the Lenders and any of the Issuing Banks may, in its own name or in the name of a designee or nominee, buy such Cash Equivalents at any public sale and, if permitted by applicable law, buy such Cash Equivalents at any private sale. The Agent shall apply the proceeds of any such sale, net of any expenses incurred in connection therewith, and any other funds deposited in the Cash Collateral Account to the payment of the Obligations in accordance with the terms of this Agreement. The Borrower agrees that (i) any sale of Cash Equivalents conducted in conformity with reasonable commercial practices of banks, commercial finance companies, insurance companies or other financial institutions disposing of property similar to such Cash Equivalents shall be deemed to be commercially reasonable and (ii) any requirements of reasonable notice shall be met if such notice is received by the Borrower at its notice address in Section 8.02 at least five (5) Business Days before the date of the sale or disposition. Any other requirement of notice, demand or advertisement for sale is waived to the extent permitted by law. The Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

             (c) Neither the Borrower nor any Person or entity claiming on behalf of or through the Borrower shall have any right to withdraw any of the funds held in the Cash Collateral Account, except to the extent such cash collateral is no longer required to be held by the Agent under the applicable provisions of this Agreement.

             (d) The Agent shall exercise reasonable care in the custody and preservation of any funds held in the Cash Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Agent accords its own like property, it being understood that the Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds but may do so at its option. All expenses incurred in connection therewith shall be for the sole account of the Borrower and shall constitute Obligations hereunder.

             SECTION 2.19. Availability of Credit Facilities; Repayment of Obligations. Notwithstanding anything in this Agreement to the contrary,
   (a) Borrower shall be entitled to request Advances and Letters of Credit only at such time or times as the amount of the "Total Unfunded Commitments" (as defined in the 1992 Credit Agreement) equals zero (0) and
   (b) except to the extent Borrower is required to make payments under the terms of the 1992 Credit Agreement, Borrower shall repay all Obligations under this Agreement (other than indemnities not yet due) prior to its making any payment under the 1992 Credit Agreement.


                                   ARTICLE III

                              CONDITIONS OF LENDING

             SECTION 3.01. Conditions Precedent to Initial Borrowing and Letters of Credit. The obligation of each Lender on the Closing Date to make an Advance on the occasion of the initial Borrowing, and the agreement of each Issuing Bank on the Closing Date to issue Letters of Credit, is subject to the satisfaction of all of the following conditions precedent:

             (a) Documents. The Agent shall have received, on or before the Closing Date, this Agreement, the Notes payable to the order of the respective Lenders, the Pro Forma and all other agreements, documents and instruments described in the List of Closing Documents attached hereto as Exhibit G and made a part hereof, each duly executed where appropriate, dated the Closing Date, in form and substance satisfactory to the Agent and (except for the Notes) in sufficient copies for the Agent and each Lender; without limiting the foregoing, the Borrower hereby directs its counsel, Mayer Brown & Platt to prepare and deliver to the Agent, the Lenders, the Issuing Banks and Sidley & Austin the opinion referred to on Exhibit G.

             (b) No Change in Condition. No change in the business, assets, management, operations, financial condition or prospects of the Borrower or any of its Subsidiaries shall have occurred since December 31, 1994 which change, in the judgment of the Agent, will have or is reasonably likely to have, a Material Adverse Effect.

             (c) No Default. No Event of Default shall have occurred and be continuing.

             (d) Fees and Expenses Paid. The Borrower shall have paid to the Agent, for the respective accounts of the Lenders and the Agent, as applicable, all fees due and payable on or before the Closing Date with respect to the provision of extensions of credit under this Agreement, and all expenses due and payable on or before the Closing Date with respect to the provision of extensions of credit under this Agreement.

             (e) Acquisition of Fadal. The Borrower, through Bike Corp., a wholly-owned Subsidiary of the Borrower, shall have acquired all of the issued and outstanding Capital Stock of Fadal Engineering Company, Inc., a California corporation, in compliance, in all material respects, with all Requirements of Law pursuant to the terms of the Purchase Agreement and Fadal Engineering Company, Inc. shall have repaid in full all outstanding secured Debt (other than purchase money Debt) owing by it prior to the consummation of such acquisition and obtained the release of all Liens securing the same.

             SECTION 3.02. Conditions Precedent to Each Borrowing and Letter of Credit. The obligation of each Lender to make an Advance on the occasion of each Borrowing (including the initial Borrowing) and the agreement of each Issuing Bank to issue any Letter of Credit (including the issuance of any Letter of Credit on the Closing Date) shall be subject to the further conditions precedent that on each such date (a) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing, the acceptance by the Borrower of the proceeds of such Borrowing, the giving of applicable notice requesting the issuance of any Letter of Credit and the issuance of such Letter of Credit shall constitute a representation and warranty by the Borrower that on the date of such Borrowing and/or the issuance of such Letter of Credit such statements are true):

             (i)  The representations and warranties contained in Section
        4.01 are correct on and as of the date of such Borrowing or the issuance of such requested Letter of Credit, before and after giving effect to such Borrowing and to the application of the proceeds therefrom or the issuance of such requested Letter of Credit, as though made on and as of such date;

            (ii) No event has occurred and is continuing, or would result from such Borrowing, the application of the proceeds therefrom or the issuance of such Letter of Credit, which constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both;

             (iii) No law, regulation, order, judgment or decree of any Governmental Authority shall, and the Agent shall not have received from any Lender or Issuing Bank notice that, in the judgment of such Lender or Issuing Bank, litigation is pending or threatened which is likely to, enjoin, prohibit or restrain, or impose or result in the imposition of any material adverse condition upon, (i) such Lender's making of the requested Advance or participation in the requested Letter of Credit or (ii) such Issuing Bank's issuance of the requested Letter of Credit; provided, however, only such Lenders and Issuing Banks delivering such notice to the Agent of such material adverse condition shall be relieved of their respective obligations to make the requested Advance or participate in or issue the requested Letter of Credit pursuant to this Section 3.02; and

             (iv) No event has occurred since the date of this Agreement which has or is reasonably likely to have a Material Adverse Effect;

   and (b) the Agent shall have received such other approvals, opinions or documents as any Lender through the Agent may reasonably request.


             SECTION 3.03.  [Intentionally Omitted.]



                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

             SECTION 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

             (a) The Borrower and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

             (b) The execution, delivery and performance of this Agreement, the Notes, and each of the other Loan Documents are within the corporate powers of the Borrower, have been duly authorized by all necessary corporate action of the Borrower, and do not contravene (i) the Borrower's articles of incorporation or by-laws or (ii) any law or any contractual restriction binding on or affecting the Borrower which has or is reasonably likely to have a Material Adverse Effect.

             (c) No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for the due execution, delivery and performance by the Borrower of this Agreement, the Notes, or the other Loan Documents.

             (d) This Agreement is, and each of the Notes and the other Loan Documents when delivered hereunder will be, the legal, valid and binding obligations of the Borrower, enforceable against it in accordance with their respective terms.

             (e) The consolidated balance sheet of the Borrower and its Subsidiaries (exclusive of Fadal Engineering Company, Inc.) as at December 31, 1994, and the related consolidated statements of income and retained earnings of the Borrower and its Subsidiaries (exclusive of Fadal Engineering Company, Inc.) for the fiscal quarter then ended (copies of which have been furnished to each Lender), as of the Closing Date, fairly present the financial condition of the Borrower and its Subsidiaries (exclusive of Fadal Engineering Company, Inc.) as at such date and the results of the operations of the Borrower and its Subsidiaries (exclusive of Fadal Engineering Company, Inc.) for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied, and since December 31, 1994, no event has occurred which has or is reasonably likely to have a Material Adverse Effect.

             (f) There is no pending or, to the knowledge of the Borrower, threatened action or proceeding affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator, which has or is reasonably likely to have a Material Adverse Effect.

             (g) Neither the Borrower, nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations U or G issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

             (h) Neither the Borrower nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, or the Investment Company Act of 1940, or any other Requirements of Law which limits the ability of the Borrower or any of its Subsidiaries to incur indebtedness or their respective ability to consummate the transactions contemplated hereby, by the other Loan Documents or by the Purchase Agreement, as applicable.

             (i) Neither the Borrower nor any of its Subsidiaries has received notice or has actual knowledge that (i) it is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any contractual obligation applicable to it, or (ii) any condition exists which, with the giving of notice or the lapse of time or both, would constitute a default, in each case, except where such default or defaults, if any, will not have or is not reasonably likely to have a Material Adverse Effect.

             (j) The Borrower and its Subsidiaries are in compliance with all Requirements of Law applicable to them or their respective businesses, in each case where failure to so comply individually or in the aggregate will have or is reasonably likely to have a Material Adverse Effect.

             (k) The operations of the Borrower and its Subsidiaries are in compliance in all material respects with all applicable
        Environmental, Health or Safety Requirements of Law.

             (l) The Borrower and its Subsidiaries have insurance policies and programs in effect in amounts sufficient to cover the replacement value of the respective property and assets of the Borrower and its Subsidiaries.

             (m) No liens, security interests or other charges or encumbrances exist as of the Closing Date upon or with respect to any of the properties of the Borrower or any of its Subsidiaries other than the liens permitted pursuant to the terms of the 1992 Credit Agreement.

             (n) No "Event of Default" (as defined in the 1992 Credit Agreement) has occurred or is continuing unwaived.

             (o) The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act has expired without any request for further information or order prohibiting the acquisition by Bike Corp. of the Capital Stock of Fadal Engineering Company, Inc. All conditions precedent to, and all consents necessary to permit, the acquisition by Bike Corp. of the Capital Stock of Fadal Engineering Company, Inc. pursuant to the terms of the Purchase Agreement have been satisfied or delivered (or waived with the prior written consent of the Agent) and no material breach of any term or provision of the Purchase Agreement has occurred and no action has been taken by any competent authority which restrains, prevents or imposes material adverse conditions upon, or seeks to restrain, prevent or impose material adverse conditions upon, the aforesaid acquisition or the funding of any Advances and issuance of any Letters of Credit hereunder.

             (p) The Pro Forma prepared as of the Closing Date, a copy of which has been furnished to the Agent on such date, fairly presents on a pro forma basis the financial condition of the Borrower and its Subsidiaries as of the Closing Date, and reflects on a pro forma basis those liabilities reflected in the notes thereto and resulting from consummation of the transactions contemplated by the Purchase Agreement and this Agreement and the payment and accrual of all transaction costs payable on the Closing Date with respect to any of the foregoing. The projections expressed in the Pro Forma were prepared in good faith based upon reasonable assumptions made based on the information available to the Borrower at the time so furnished, it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower's control, and that no assurance can be given that the projections will be realized.

                                    ARTICLE V

                            COVENANTS OF THE BORROWER

             SECTION 5.01. Affirmative Covenants. So long as any Obligation (other than indemnities not yet due) shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will, unless the Majority Lenders shall otherwise consent in writing:

             (a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith.

             (b) Minimum Interest Coverage Ratio. Maintain an Interest Coverage Ratio as of the end of each of its fiscal quarters which is equal to or greater than 3.00 to 1.

             (c) Minimum Fixed Charge Coverage Ratio. Maintain a Fixed Charge Coverage Ratio as of the end of each of its fiscal quarters which is equal to or greater than 1.75 to 1.

             (d) Maximum Funded Debt to Capitalization Ratio. Maintain a Funded Debt to Capitalization Ratio as of the end of each of its fiscal quarters which is less than or equal to 0.49 to 1.

             (e)  Reporting Requirements.  Furnish to the Lenders:

                  (i) as soon as available and in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Borrower, consolidated financial statements of the Borrower and its Subsidiaries as of the end of such quarter, and promptly after its filing with the Securities and Exchange Commission, a copy of the quarterly report (Form 10-Q) for such quarter of the Borrower and its Subsidiaries (it being understood that if the Form 10-Q is filed within such forty-five (45) day period, such Form 10-Q may be delivered in place of such financial statements);

                  (ii)  as soon as available and in any event within ninety
             (90) days after the end of each fiscal year of the Borrower, a copy of the annual report (Form 10-K) for such year for the Borrower and its Subsidiaries, containing consolidated and consolidating (if available) financial statements of the Borrower and its Subsidiaries for such year certified in a manner acceptable to the Majority Lenders by Ernst & Young, or other independent public accountants acceptable to the Majority Lenders;

                  (iii) as soon as possible and in any event not later than the earlier of (X) fifteen (15) days after approval of the following by the Borrower's board of directors and (Y) sixty
             (60) days after the commencement of each fiscal year of the Borrower for each of the Borrower's fiscal years ending December 31, 1995 and thereafter (a) an annual business plan for such fiscal year, substantially in the form of the 1992 Business Plan heretofore delivered to the Agent, accompanied by a report comparing all projections included in such plan with the projections included in the business plan delivered to the Agent for the preceding fiscal year with respect to any changes therein; and (b) a consolidated plan and financial forecast, prepared in accordance with the Borrower's normal accounting procedures applied on a consistent basis, for each succeeding fiscal year of the Borrower and its Subsidiaries until the Termination Date, including, without limitation, (A) a forecasted consolidated balance sheet and a consolidated statement of changes in financial position of the Borrower for such fiscal year, (B) forecasted consolidated balance sheets, statements of earnings and retained earnings, and changes in financial position of the Borrower for and as of the end of each fiscal quarter of such fiscal year, (C) the amount of forecasted Capital Expenditures for such fiscal year, and (D) forecasted compliance with the provisions of subsections (b), (c) and (d) of Section 5.01.

                  (iv)  as soon as practicable and in any event within thirty
             (30) days after the end of each calendar month in each fiscal year, a report detailing the operations of the Borrower and its Subsidiaries which report shall include the following information: (a) a management commentary with respect to the Borrower's and its Subsidiaries' financial performance during such calendar month, together with an explanation of any material changes in the consolidated and consolidating statements of income, stockholders' equity and cash flow of the Borrower and its Subsidiaries for such calendar month from such statements for the corresponding calendar month of the previous fiscal year and, if such month is the last month of a fiscal quarter, the corresponding figures from the consolidated plan and financial forecast for the current fiscal year delivered pursuant to Section 5.01(e)(iii); (b) a schedule of in-process contract booking and backlog information for each of the Borrower and its Subsidiaries for the period from the beginning of the then current fiscal year to the end of such calendar month; and (c) a schedule listing all of the Borrower's and its Subsidiaries' respective valuation allowances and reserves greater than or equal to, in each case, $500,000; notwithstanding the foregoing, after the first date, if any, on which Performance Level I is achieved and provided Performance Level I is maintained thereafter, the Borrower shall no longer be required to deliver such report;

                  (v) together with each delivery of any financial statement pursuant to Section 5.01(e)(i) or (ii), (i) an Officer's Certificate of the Borrower substantially in the form of Exhibit H attached hereto and made a part hereof, stating that the executive officer signatory thereto has reviewed the terms of the Loan Documents, and has made, or caused to be made under his supervision, a review in reasonable detail of the transactions and consolidated and consolidating financial condition of the Borrower and its Subsidiaries during the accounting period covered by such financial statements, that such review has not disclosed the existence during or at the end of such accounting period, and that such officer does not have knowledge of the existence as at the date of such Officer's Certificate, of any condition or event which constitutes an Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Borrower or any Subsidiary has taken, is taking and proposes to take with respect thereto, and, if applicable, that Performance Level I or Performance Level II has been achieved and such applicable Performance Level has continued to be maintained as of such date; and (ii) a certificate (the "Compliance Certificate"), signed by the Borrower's chief financial officer, setting forth calculations (with such specificity as the Agent may reasonably request) for the period then ended which demonstrate compliance, when applicable, with the provisions of subsections (b), (c) and (d) of Section 5.01.

                  (vi) as soon as possible and in any event within five (5) days after an officer of the Borrower has knowledge of the occurrence of an Event of Default or an event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default, a statement of the chief financial officer of the Borrower setting forth details of such Event of Default or event and the action which the Borrower has taken and proposes to take with respect thereto;

                  (vii) promptly after the sending or filing thereof, copies of all reports which the Borrower sends to any of its security holders, and copies of all reports and registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) which the Borrower or any Subsidiary of the Borrower files with the Securities and Exchange Commission or any national securities exchange;

                  (viii) promptly after the filing thereof, copies of (A) each annual report (form 5500 series), including Schedule B thereto, which the Borrower or any Subsidiary of the Borrower files with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or the U.S. Department of Labor with respect to each Benefit Plan and (B) notices of reportable events (within the meaning of Section 4043 of ERISA) which the Borrower or any Subsidiary of the Borrower files with the Pension Benefit Guaranty Corporation with respect to any Benefit Plan; and

                  (ix) such other information respecting the condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request.

             (f) Inspection of Property; Books and Records; Discussions. Unless Performance Level I has been achieved and is being maintained, permit, and cause each of its Subsidiaries to permit, any authorized representative(s) designated by the Agent to visit and inspect any of the properties of the Borrower or any of its Subsidiaries, to examine, audit, check and make copies of their respective financial and accounting records, books, journals, orders, receipts and any correspondence and other data relating to their respective businesses or the transactions contemplated hereby (including, without limitation, in connection with environmental compliance, hazard or liability and excluding any correspondence or other records which may have the benefit of or be subject to any legal privilege against disclosure in any judicial, administrative or other legal proceeding), and to discuss their affairs, finances and accounts with their officers and independent certified public accountants, all upon reasonable notice and at such reasonable times during normal business hours, as often as may be reasonably requested. Each such visitation and inspection by or on behalf of the Agent shall be at the Borrower's expense. The Borrower shall keep and maintain, and cause its Subsidiaries to keep and maintain, in all material respects, proper books of record and account in which entries in conformity with generally accepted accounting principles, consistently applied, shall be made of all dealings and transactions in relation to their respective businesses and activities.

             (g) Corporate Existence, Etc. At all times maintain, and shall cause each of its Subsidiaries to at all times maintain, its corporate existence and preserve and keep, or cause to be preserved and kept, in full force and effect its rights and franchises material to its businesses, except where the loss or termination of such rights and franchises does not or is not likely to have a Material Adverse Effect.

             (h) Corporate Powers; Conduct of Business. Qualify and remain qualified, and cause each of its Subsidiaries to qualify and remain qualified, to do business in each jurisdiction in which the nature of its business requires it to be so qualified, except for those jurisdictions where failure to so qualify does not or is not likely to have a Material Adverse Effect.

             (i) Bike Acquisition of Fadal Engineering Company, Inc. Cause Bike Corp. to acquire all of the Capital Stock of Fadal Engineering Company, Inc. pursuant to the Purchase Agreement in compliance with all material Requirements of Law.

             SECTION 5.02. Negative Covenants. So long as any Obligation (other than indemnities not yet due) shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will not, without the written consent of the Majority Lenders:

             (a) Liens, Etc. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any lien, security interest or other charge or encumbrance, or any other type of preferential arrangement, upon or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, in each case to secure or provide for the payment of any Debt of any Person, other than:

                  (i) liens described in Section 4.01(m) and any liens granted in connection with any refinancing or replacement of the Debt secured thereby provided that the amount of Debt secured by such liens is not increased above the amount of such Debt as of the Closing Date;

                  (ii) purchase money liens or purchase money security interests upon or in any property acquired or held by the Borrower or any Subsidiary in the ordinary course of business to secure the purchase price of such property or to secure indebtedness incurred solely for the purpose of financing the acquisition of such property;

                  (iii) liens arising in the ordinary course of the Borrower's or such Subsidiary's business with respect to the payment of taxes, assessments or governmental charges in all cases which are not past due (other than liens in favor of the Pension Benefit Guaranty Corporation and Environmental Liens); liens of suppliers, mechanics, carriers, materialmen, warehousemen, landlords or workmen; liens of attachment or judgment; liens in connection with worker's compensation, unemployment insurance or social security; and contracts, leases, surety, appeal and performance bonds; provided that (A) all such liens do not in the aggregate materially detract from the value of the Borrower's or such Subsidiary's assets or property or materially impair the use thereof in the operation of their respective businesses, (B) all liens of attachment or judgment and liens securing bonds to stay judgments or in connection with appeals do not secure at any time an aggregate amount exceeding $10,000,000, and (C) all liens securing surety and performance bonds shall be permitted only to the extent the Debt under such bonds is permitted under subsection (b) of
             Section 5.02;

                  (iv) liens arising with respect to zoning restrictions, easements, licenses, leases, reservations, provisions, covenants, conditions, waivers, rights-of-way, subleases, utility easements, building restrictions, restrictions on the use of real property or minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under or asserted by a landlord or owner of the leased real property, with or without consent of the lessee); provided that all such liens do not in the aggregate materially impair the use of any real property material to the operation of the business of the Borrower or such Subsidiary or materially impair the value of such real property for the purpose of such business;

                  (v) liens, with respect to goods sold or transferred on sale on approval, sale-and-return, consignment or similar basis by the Borrower or any of its Subsidiaries, in favor of a consignee or a financer of the consignee of such goods, provided that such goods have an aggregate book value of less than $10,000,000; or

                  (vi)  as required by the terms of this Agreement.

             (b) Debt. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Debt if, immediately after giving effect to such Debt and the receipt and application of any proceeds thereof, Debt would exceed $300,000,000.

             (c) Dividends, Etc. Declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of Capital Stock of the Borrower (or permit any of its Subsidiaries to do so with respect to their Capital Stock), or purchase, redeem or otherwise acquire for value (or permit any of its Subsidiaries to do so) any shares of any class of Capital Stock of the Borrower or any warrants, rights or options to acquire any such shares, now or hereafter outstanding, except that the Borrower and Subsidiaries of the Borrower, as applicable, may:

                  (i) declare dividends or make distributions to the Borrower on the Capital Stock of any of its wholly-owned Subsidiaries or to any of the Borrower's wholly-owned Subsidiaries from any other wholly-owned Subsidiary of the Borrower or any other Subsidiary of the Borrower existing on the Closing Date;

                  (ii) declare dividends or other distributions payable to holders of Capital Stock of the Borrower solely in shares of Capital Stock of the Borrower; and

                  (iii) declare dividends payable to holders of Capital Stock of the Borrower or redemptions of Capital Stock of the Borrower; provided that (A) for or with respect to each fiscal quarter of the Borrower, the aggregate amount of such dividends and redemptions shall be in an amount not greater than the Permitted Distribution and (B) in the event the aggregate amount of such dividends and redemptions distributed in or with respect to any fiscal quarter is less than the Permitted Distribution for such fiscal quarter, the portion of such Permitted Distribution not distributed as dividends on and/or redemptions of Capital Stock of the Borrower may be so distributed in any succeeding quarter;

        provided, however, the payment of dividends and distributions described in clauses (i), (ii), and (iii) above shall not be permitted after the occurrence of an Event of Default and for so long as such Event of Default shall be continuing or unwaived, or if an Event of Default would result therefrom.

             (d) Restriction on Fundamental Changes. Engage or permit any of its Subsidiaries to engage in any business, except (i) the businesses engaged in by the Borrower and its Subsidiaries on the Closing Date and (ii) any business or activities which are substantially similar, related or incidental thereto; enter into or permit any Restricted Subsidiary to enter into any merger or consolidation (other than the Merger), or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), or convey, lease, sell, transfer or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of either (A) the Borrower's or any such Restricted Subsidiary's business or property or (B) the Capital Stock of any Restricted Subsidiary.

             (e) Investments. Directly or indirectly make or own, or permit any of its Subsidiaries to directly or indirectly make or own, any Investments except:

                  (i) Permitted Existing Investments and Investments in Cash Equivalents;

                  (ii) advances to employees with respect to ordinary course business-related travel and entertainment expenses in accordance with the Borrower's policies as of the Closing Date;

                  (iii) loans to employees for any lawful purpose in accordance with the Borrower's policies as of the Closing Date, provided that each loan permitted under this clause (iii) shall be evidenced by a promissory note and that the aggregate principal amount of all such loans at any one time outstanding shall not exceed $5,000,000;

                  (iv) Investments received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

                  (v) Investments in connection with the acquisition by the Borrower of substantially all of the assets or Capital Stock of another business entity, provided that such acquisition shall have occurred with the approval of such acquired business's board of directors and such acquisition is not otherwise "hostile" in nature;

                  (vi) contributions to and payments of benefits under any Plan; and

                  (vii) Subject to the restrictions in Section 5.02(d), Investments in any Subsidiary of the Borrower, whether existing on the Closing Date or thereafter formed.

             (f) Sales of Assets. Sell, assign, transfer, lease, convey or otherwise dispose of any assets, or permit any Subsidiary to sell, assign, transfer, lease, convey or otherwise dispose of any assets, whether now owned or hereafter acquired, or any income or profits therefrom, or enter into any agreement to do so, except:

                  (i) the sale of assets for consideration not less than the Fair Market Value of such assets;

                  (ii) the sale of inventory in the ordinary course of business; and

                  (iii) the disposition of equipment if (A) such equipment is obsolete or no longer useful in the ordinary course of the Borrower's or such Subsidiary's business, provided that the proceeds therefrom are either (I) used to finance the purchase or manufacture by the seller thereof of replacement equipment or
             (II) delivered to the Agent for application to the repayment of the Obligations.

             (g) Changes in Accounting Practices. Change, nor permit any Subsidiary to change, any fundamental revenue recognition accounting practices in effect as of the Closing Date.

             (h) Corporate Documents. Amend, modify or otherwise change, nor permit any Restricted Subsidiary to amend, modify or change any of the terms or provisions of any of their respective Corporate Documents or documents with respect to Funded Debt, except:

                  (i) amendments to effect a change of name of the Borrower or such Restricted Subsidiary, provided that the Borrower shall have provided the Agent with prior written notice of any such name change;

                  (ii) amendments to the respective Corporate Documents (or their equivalent) of the Borrower or the Restricted Subsidiary which would not, in the reasonable judgment of the Agent, materially and adversely affect the interests, rights and remedies of any of the Agent, any Lender or any Issuing Bank, provided that the Borrower promptly provides notice to the Agent of all amendments to the Corporate Documents of such Persons.


                                   ARTICLE VI

                                EVENTS OF DEFAULT

             SECTION 6.01. Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:

             (a) The Borrower shall fail to pay any of the Obligations when the same becomes due and payable; or

             (b) Any representation or warranty made by the Borrower herein or in any of the other Loan Documents or by the Borrower (or any of the officers of such Person) in connection with this Agreement or the other Loan Documents shall prove to have been incorrect in any material respect when made; or

             (c) The Borrower shall fail to perform or observe any term, covenant or agreement contained in subsections (b), (c), (d) and
        (e)(vi) of Section 5.01 or Section 5.02; or

             (d) The Borrower shall fail to perform or observe any term, covenant or agreement contained in this Agreement on its part to be performed or observed, other than those specified in clauses (a),
        (b), or (c) of this Section 6.01, or any default or event of default shall occur under any of the other Loan Documents if such failure or such default or event of default shall remain unremedied for thirty
        (30) days after the occurrence thereof; or

             (e) Any Person or group of Persons (within the meaning of Sections 13 and 14 of the Securities Exchange Act) shall have the beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of thirty percent (30.0%) or more of the outstanding voting securities of the Borrower; and individuals who constitute the Board of Directors of the Borrower on the Closing Date (the "Incumbent Board") cease to constitute at least a majority thereof, provided that any Person becoming a director subsequent to the Closing Date whose election, or nomination for election by the Borrower's shareholders, was approved by a vote of at least three-fourths (3/4) of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Borrower in which such Person is named as a nominee for director, without objection to such nomination) shall be, for the purpose of this Section 6.01(e), considered as though such Person were a member of the Borrower's Incumbent Board; or

             (f) An event shall occur or condition exist which results in a Material Adverse Effect; or

             (g) The Borrower or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any of their Debt (other than the Obligations) which is outstanding in an aggregate principal amount of at least $5,000,000, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

             (h) The Borrower, any Restricted Subsidiary, or any of the Significant Subsidiaries of the Borrower shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower, any Restricted Subsidiary, or any of the Significant Subsidiaries of the Borrower seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of thirty (30) days after the commencement thereof, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower, any Restricted Subsidiary, or any of the Significant Subsidiaries of the Borrower shall take any corporate action to authorize any of the actions set forth above in this subsection (h); or

             (i) Any judgment or order for the payment of money in excess of $10,000,000 shall be rendered against the Borrower or any of its Subsidiaries and either (1) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (2) there shall be any period of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

             (j) An "Event of Default" under the 1992 Credit Agreement shall occur and continue unwaived then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare that the Commitments are terminated, whereupon the Commitments and the obligation of each Lender to make Advances hereunder and of each Lender or Issuing Bank to issue or participate in any Letter of Credit not then issued shall terminate, and/or (ii) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the unpaid principal amount of and any and all interest on the Obligations to be forthwith due and payable, whereupon the unpaid principal amount of and any and all such interest on the Obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that if an Event of Default described in
   Section 6.01(h) shall occur with respect to the Borrower, any Restricted Subsidiary, or any Significant Subsidiary of the Borrower, (A) the obligation of each Lender to make Advances hereunder and of each Lender or Issuing Bank to issue or participate in any Letter of Credit not then issued shall automatically be terminated and (B) the unpaid principal amount of and any and all interest on the Obligations shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

                                   ARTICLE VII

                                    THE AGENT

             SECTION 7.01. Authorization and Action. Each Lender and each Issuing Bank hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Debt resulting from the Advances), the Agent shall not be required to exercise any discretion or take any action, but the Agent shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, and such instructions shall be binding upon all Lenders, all Issuing Banks and all holders of Notes; provided, however, that the Agent shall not be required to take any action which exposes it to personal liability or which is contrary to this Agreement or applicable law. The Agent agrees to give to each Lender and Issuing Bank prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

             SECTION 7.02. Agent's Reliance, Etc. Neither the Agent, any Affiliate of the Agent nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (i) may treat the Lender which made any Advance as the holder of the Debt resulting therefrom until the Agent receives and accepts an Assignment and Acceptance entered into by such Lender, as assignor, and an Eligible Assignee, as assignee, as provided in Section 8.07; (ii) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender or Issuing Bank and shall not be responsible to any Lender or Issuing Bank for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or the other Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of the Borrower or to inspect the property (including the books and records) of the Borrower; (v) shall not be responsible to any Lender or Issuing Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

             SECTION 7.03. Agent and Affiliates. With respect to its Commitment, if any, any Advances made by it, any Note issued to it and its participation with respect to Obligations arising under any Letter of Credit, the Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include the Agent in its individual capacity with respect thereto. The Agent and their respective Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower, any of its Subsidiaries and any Person who may do business with or own securities of the Borrower or any such Subsidiary, all as if the Agent were not the "Agent", and without any duty to account therefor to the Lenders.

             SECTION 7.04. Lender Credit Decision. Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon the Agent or any other Lender or Issuing Bank and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or Issuing Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement or any Letter of Credit.

             SECTION 7.05. Indemnification. The Lenders agree to indemnify the Agent (to the extent not reimbursed by the Borrower), in proportion to each Lender's Pro Rata Share (or, in the event that the Commitments have been terminated pursuant to the terms of this Agreement, each Lender's ratable portion of the aggregate outstanding principal balance of all Advances and Letter of Credit Obligations), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or the other Loan Documents or any action taken or omitted by the Agent under this Agreement or the other Loan Documents, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share based on its Pro Rata Share (or, in the event that the Commitments have been terminated pursuant to the terms of this Agreement, each Lender's ratable portion of the aggregate outstanding principal balance of all Advances and Letter of Credit Obligations) of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and the other Loan Documents, to the extent that the Agent are not reimbursed for such expenses by the Borrower.

             SECTION 7.06. Successor Agents. The Agent may resign at any time by giving written notice thereof to the Lenders, Issuing Banks and Borrower. Upon any such resignation, the Majority Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Majority Lenders or shall have accepted such appointment, within thirty (30) days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders and Issuing Banks, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $50,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation as such hereunder, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.




                                  ARTICLE VIII

                                  MISCELLANEOUS

             SECTION 8.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Notwithstanding the foregoing, no amendment, modification, waiver, termination or consent shall, unless in writing and signed by each Lender affected thereby, do any of the following: (a) waive any of the conditions specified in Section 3.01 or
   3.02 (except with respect to a condition based upon another provision of this Agreement, the waiver of which requires only the concurrence of the Majority Lenders), (b) increase the amount of the Commitment of such Lender or subject such Lender to any additional obligations, (c) reduce the principal of, or interest on, the Notes, the Reimbursement Obligations or any fees or other amounts payable to such Lender (other than by the payment or prepayment thereof), (d) postpone any date fixed for any payment of principal of, or interest on, the Notes, the Reimbursement Obligations or any fees or other amounts payable hereunder to such Lender,
   (e) change the Pro Rata Share or percentage of the Commitments or percentage of the aggregate unpaid principal amount of the Notes, or the number of Lenders, which shall be required for the Lenders or any of them to take any action hereunder or (f) amend Section 2.17 or this Section
   8.01. Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing and signed by the Agent, in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note.

             SECTION 8.02.  Notices, Etc.  All notices and other
   communications provided for hereunder shall be in writing (including telecopier, telegraphic, telex or cable communication) and mailed, telecopied, telegraphed, telexed, cabled or delivered,

             (i) if to the Borrower, at the address of the Borrower at 142 Doty Street, Fond du Lac, Wisconsin 54935, Attention: Douglas Barnett, Telecopier No.: (414) 929-4455;

             (ii) if to any Lender, at its Domestic Lending Office specified opposite its name on Schedule I hereto or the Assignment and Acceptance pursuant to which it became a Lender;

             (iii) if to the Agent, c/o Citicorp North America, Inc., 200 South Wacker Drive, Chicago, Illinois 60606, Attention: Richard Michel, Telecopier No.: (312) 993-1050, Telephone No.: (312) 993-3130;

   or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when mailed, telecopied, telegraphed, telexed or cabled, be effective when deposited in the mails, telecopied, delivered to the telegraph company, confirmed by telex answerback or delivered to the cable company, respectively, except that notices and communications to the Agent pursuant to Article II or VII shall not be effective until received by the Agent.

             SECTION 8.03. No Waiver; Remedies. No failure on the part of any Lender, Issuing Bank, or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note or Letter of Credit Reimbursement Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

             SECTION 8.04. Costs, Expenses and Taxes. (a) The Borrower agrees to pay on demand all costs and expenses in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder or in connection herewith, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement and the other Loan Documents. The Borrower further agrees to pay on demand all costs and expenses, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder or in connection herewith, including, without limitation, reasonable counsel fees and expenses in connection with the enforcement of rights under this Section 8.04(a).

             (b) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Eurodollar Rate Advance, as a result of a payment or Conversion pursuant to Sections 2.10(d) or 2.14, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Eurodollar Rate Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 8.07 as a result of a demand by the Borrower pursuant to Section 8.04(c), the Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender all amounts required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Eurodollar Rate Advance.

             (c)  In the event a Lender ("Affected Lender") shall have:

             (i) failed to fund its Pro Rata Share of any Advance requested by the Borrower which such Lender is obligated to fund under the terms of this Agreement and which such failure has not been cured,

             (ii) requested compensation from the Borrower under Sections
        2.13 or 2.16 to recover increased costs incurred by such Lender which are not being incurred generally by the other Lenders, or

             (iii) delivered a notice pursuant to Section 2.14 claiming that such Lender is unable to extend Eurodollar Rate Advances to the Borrower for reasons not generally applicable to the other Lenders, then, in any such case, the Borrower or the Agent may make written demand on such Affected Lender (with a copy to the Borrower in the case of a demand by the Agent and with a copy to the Agent in the case of a demand by the Borrower) for the Affected Lender to assign, and such Affected Lender shall assign pursuant to one or more duly executed Assignment and Acceptances five (5) Business Days after the date of such demand, to one or more Eligible Assignees which the Borrower or the Agent, as the case may be, shall have engaged for such purpose, all of such Affected Lender's rights and obligations under this Agreement (including, without limitation, its Commitment, all Advances owing to it, all of its participation interests in existing Letters of Credit, and its obligation to participate in additional Letters of Credit hereunder) in accordance with this Section 8.04(c). Upon the replacement of any Affected Lender pursuant to this Section 8.04(c), each Letter of Credit issued by such Affected Lender or one of its Affiliates shall cease to be a Letter of Credit under this Agreement and shall no longer be subject to the participation provisions of Section 2.04(e), all of which participations shall be deemed to have terminated and been repurchased by such Affected Lender or such Affiliate of such Affected Lender.

             SECTION 8.05. Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Obligations due and payable pursuant to the provisions of Section 6.01, each Lender, each Issuing Bank and any Affiliate of any Lender or Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender, Issuing Bank or any of their Affiliates to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under this Agreement and the Note held by such Lender, Issuing Bank or any of their Affiliates, whether or not such Lender or Issuing Bank shall have made any demand under this Agreement or such Note and although such Obligations may be unmatured. Each Lender and Issuing Bank agrees promptly to notify the Borrower after any such set-off and application made by such Lender, Issuing Bank or any of their Affiliates, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender, Issuing Bank and any of their Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Lender, Issuing Bank or any of their Affiliates may have.

             SECTION 8.06. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, the Lenders, the Issuing Banks, and the Agent and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent, each Lender and each Issuing Bank as of the Closing Date and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of each of the Lenders as of the date of such proposed assignment.

             SECTION 8.07. Assignments and Participations. (a) Each Lender may assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it, the Note or Notes held by it and its rights and obligations with respect to Letters of Credit); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement, (ii) in the case of an assignment of less than all of the assigning Lender's rights and obligations under this Agreement, the amount of the Commitment retained by the assigning Lender (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000, (iii) each such assignment shall be to an Eligible Assignee, and (iv) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes subject to such assignment and a processing and recordation fee of $5,000. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

             (b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any of the other Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the other Loan Documents, or any other instrument or document furnished pursuant hereto or thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement, the other Loan Documents, or any other instrument or document furnished pursuant hereto or thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

             (c)  The Agent shall maintain at its address referred to in
   Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

             (d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit A hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. Within five (5) Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Agent in exchange for the surrendered Note or Notes a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment hereunder, a new Note to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A hereto.

             (e) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, and the Advances owing to it, the Notes held by it and its undivided interest in Letters of Credit); provided, however, that (i) such Lender's obligations under this Agreement (including, without limitation, its Commitment hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, and (v) such participant's rights to agree or to restrict such Lender's ability to agree to the modification, waiver, or release of any of the terms of the Loan Documents, to consent to any action or failure to act by any party to any of the Loan Documents or any of their respective Affiliates, or to exercise or refrain from exercising any powers or right which any Lender may have under or in respect of the Loan Documents shall be limited to the right to consent to (A) an increase in the Commitment of the Lender from whom such participant purchased a participation, (B) reduction of the principal of, or rate or amount of interest on the Advances subject to such participation (other than by payment or prepayment thereof), (C) postponement of any date fixed for any payment of principal of, or interest on, the Advances subject to such participation and (D) release of any guarantor of the Obligations.

             (f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this
   Section 8.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any confidential information relating to the Borrower received by it from such Lender.

             (g) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A.

             SECTION 8.08. GOVERNING LAW. THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

             SECTION 8.09. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

             SECTION 8.10. Extensions of the Commitments. During the period from the date that is 90 days prior to the Maturity Date then in effect to the date that is 60 days prior to the Maturity Date then in effect, the Borrower may, by written notice (an "Extension Request") given to the Agent, request that the Maturity Date then in effect be extended. Each such Extension Request shall contemplate an extension of the Maturity Date then in effect to a date that is not later than 364 days after the date of issuance of the Extension Confirmation Notice. The Agent shall promptly advise each Lender of its receipt of any Extension Request. Each Lender may, in its sole discretion, consent to a requested extension by giving written notice thereof to the Agent and the Borrower by not later than the Business Day (the "Extension Confirmation Date") immediately preceding the date that is 31 days after the date of the Extension Request. Failure on the part of any Lender to respond to an Extension Request by the applicable Extension Confirmation Date shall be deemed to be a denial of such request by such Lender. If all of the Lenders as of the date of any given Extension Request shall consent in writing to the requested extension, such request shall be granted. The Agent shall promptly (and in any event by no later than the close of business on the applicable Extension Confirmation Date) notify the Borrower in writing as to whether the requested extension has been granted (such written notice being an "Extension Confirmation Notice"), and shall promptly thereafter provide a copy of such Extension Confirmation Notice to each Lender. Each Extension Confirmation Notice shall specify therein the new Maturity Date.

             IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                      GIDDINGS & LEWIS, INC.



                                      By/s/ Douglas E. Barnett
                                      Title:  Treasurer



   AGENT                              CITIBANK, N.A., as Agent


                                      By/s/ Barbara A. Cohen
                                               Vice President

   LENDERS & ISSUING BANKS

   Commitment     LENDER AND          CITIBANK, N.A.
   $100,000,000   ISSUING BANK


                                      By/s/ Barbara A. Cohen
                                      Title:  Vice President